Exhibit 2.1

CONFIDENTIAL
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

October 6, 2021

by and among

FIRSTMARK HORIZON ACQUISITION CORP.,

SIRIUS MERGER SUB, INC.,

STARRY HOLDINGS, INC.

and

STARRY, INC.

i

4.08	Undisclosed Liabilities	37
4.09	Litigation and Proceedings	37
4.10	Compliance with Laws	37
4.11	Intellectual Property	38
4.12	Information Technology	40
4.13	Data Protection	40
4.14	Contracts; No Defaults	41
4.15	Company Benefit Plans	44
4.16	Labor Matters	46
4.17	Taxes	47
4.18	Brokers’ Fees	49
4.19	Insurance	50
4.20	Real Property; Assets	50
4.21	Network Operations	51
4.22	Environmental Matters	51
4.23	Absence of Changes	52
4.24	Affiliate Agreements	52
4.25	Internal Controls	52
4.26	Permits	53
4.27	Information Supplied	55
4.28	COVID-19	55
4.29	Business Activities	55
4.30	No Additional Representations and Warranties; No Outside Reliance	56
Article V REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB		56
5.01	Corporate Organization	56
5.02	Due Authorization	57
5.03	No Conflict	58
5.04	Litigation and Proceedings	58
5.05	Compliance with Laws	59
5.06	Employee Benefit Plans	59
5.07	Employees	59
5.08	Governmental Authorities; Consents	59
5.09	Financial Ability; Trust Account	59
5.10	Taxes	60

5.11	Brokers’ Fees	62
5.12	SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act	62
5.13	Business Activities; Absence of Changes	63
5.14	Information Supplied	65
5.15	Capitalization	65
5.16	NYSE Stock Market Quotation	66
5.17	Contracts; No Defaults	67
5.18	Title to Property	67
5.19	Investment Company Act	67
5.20	Affiliate Agreements	68
5.21	Takeover Statutes and Charter Provisions	68
5.22	PIPE and Convertible Note Subscription Agreements	68
5.23	No Additional Representations and Warranties; No Outside Reliance	69
Article VI COVENANTS OF THE COMPANY		69
6.01	Conduct of Business	69
6.02	Inspection	73
6.03	HSR Act and Antitrust Approvals	74
6.04	Support Agreement; Termination of Certain Agreements	75
6.05	No SPAC Common Stock Transactions	75
6.06	No Claim Against the Trust Account	75
6.07	Proxy Solicitation; Other Actions	75
6.08	Non-Solicitation by Company; Company Acquisition Proposals	76
6.09	Treatment of Company Indebtedness	76
Article VII COVENANTS OF SPAC		77
7.01	HSR Act and Antitrust Approvals	77
7.02	Conduct of SPAC During the Interim Period	78
7.03	Trust Account	80
7.04	Inspection	80
7.05	SPAC Exchange Listing	81
7.06	SPAC Public Filings	81
7.07	Exclusivity	81
Article VIII JOINT COVENANTS		82
8.01	Support of Transaction	82
8.02	Preparation of Registration Statement; Special Meeting	82

8.03	Solicitation of Company Requisite Approval	84
8.04	Tax Matters	84
8.05	Confidentiality; Publicity	85
8.06	Post-Closing Cooperation; Further Assurances	86
8.07	Transaction Litigation	86
8.08	Indemnification and Insurance	86
8.09	Stock Exchange Listing	88
8.10	Financing	88
8.11	Section 16 Matters	88
8.12	Director and Officer Appointments	88
8.13	Employee Matters	88
8.14	SPAC Equity Financing	88
Article IX CONDITIONS TO OBLIGATIONS		89
9.01	Conditions to Obligations of All Parties	89
9.02	Additional Conditions to Obligations of SPAC and Merger Sub	90
9.03	Additional Conditions to the Obligations of the Company and Pubco	91
Article X TERMINATION/EFFECTIVENESS		92
10.01	Termination	92
10.02	Effect of Termination	92
Article XI MISCELLANEOUS		93
11.01	Waiver	93
11.02	Notices	93
11.03	Assignment	93
11.04	Rights of Third Parties	93
11.05	Expenses	94
11.06	Governing Law	94
11.07	Captions; Counterparts	94
11.08	Schedules, SPAC Schedules and Exhibits	94
11.09	Entire Agreement	94
11.10	Amendments	94
11.11	Severability	94
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	94
11.13	Enforcement	95
11.14	Non-Recourse	95
11.15	Nonsurvival of Representations, Warranties and Covenants	95
11.16	Acknowledgements	95

Exhibits
Exhibit A-1	Form of PIPE Subscription Agreement
Exhibit A-2	Form of Convertible Note Subscription Agreement
Exhibit A-3	Form of Company Series Z Subscription Agreement
Exhibit B	Form of Sponsor Agreement
Exhibit C	Form of Support Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Certificate of Incorporation of Pubco
Exhibit F	Form of Bylaws of Pubco
Exhibit G	Form of Amended and Restated Certificate of Incorporation of the Surviving Subsidiary Corporation
Exhibit H	Form of Pubco Equity Incentive Plan
Exhibit I	Form of Pubco ESPP

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of October 6, 2021, is entered into by and among FirstMark Horizon Acquisition Corp., a Delaware corporation (“SPAC”), Sirius Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of SPAC (“Merger Sub”), Starry, Inc., a Delaware corporation (the “Company”), and Starry Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Pubco”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, SPAC is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the terms and conditions hereof and in accordance with the DGCL, SPAC and the Company will enter into a business combination transaction pursuant to which (i) on the SPAC Merger Closing Date, SPAC will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving (Pubco, in its capacity as the surviving corporation of the SPAC Merger, is sometimes referred to herein as the “Surviving Corporation”) and becoming the sole owner of Merger Sub, and (ii) on the Acquisition Merger Closing Date, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, collectively with the SPAC Merger, the “Mergers”), with the Company surviving as a wholly owned subsidiary of the Surviving Corporation (the Company, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Corporation”);

WHEREAS, the respective boards of directors or similar governing bodies of each of SPAC, Pubco, the Company and Merger Sub have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, SPAC and each of the parties subscribing for Pubco Common Stock thereunder (collectively, the “PIPE Subscribers”) have entered into certain subscription agreements, dated as of the date hereof (collectively, the “PIPE Subscription Agreements”), in substantially the form set forth on Exhibit A-1, for a private placement of Pubco Common Stock (the “PIPE Investment”), such private placement to be consummated following the SPAC Merger and immediately prior to the consummation of the Acquisition Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, SPAC and each of the parties subscribing for convertible notes of Pubco thereunder (collectively, the “Note Subscribers,” together with the PIPE Subscribers, the “Subscribers”) have entered into certain subscription agreements, dated as of the date hereof (collectively, the “Convertible Note Subscription Agreements,” together with the PIPE Subscription Agreements, the “Subscription Agreements”), in substantially the form set forth on Exhibit A-2, for a private placement of convertible notes of Pubco, such private placement to be consummated following the SPAC Merger and immediately prior to the consummation of the Acquisition Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company and each of the parties subscribing for shares of Company Series Z Preferred Stock thereunder (collectively, the “Company Series Z Subscribers”) have entered into certain subscription agreements, in substantially the form set forth on Exhibit A-3 (collectively, the “Company Series Z Subscription Agreements”), providing for the Company Series Z Subscribers to purchase such shares of Company Series Z Preferred Stock on the Acquisition Merger Closing Date and prior to the Acquisition Merger Effective Time (collectively, the “Company Series Z Investment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor and the other Persons set forth on Schedule I thereto (collectively, the “SPAC Class B Holders”) have entered into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Agreement”), in the form set forth on Exhibit B, with SPAC, the Company and Pubco, pursuant to which, among other things, each of the SPAC Class B Holders agrees to exchange its shares of SPAC Class B Common Stock for shares of SPAC Class A Common Stock on the terms and subject to the conditions set forth in the Sponsor Agreement (the “Class B Exchange”) such that, immediately prior to the SPAC Merger Closing, there shall cease to be outstanding any shares of SPAC Class B Common Stock;

WHEREAS, promptly following the execution and delivery of this Agreement, in connection with the Transactions, the Company Requisite Stockholders will enter into a Support Agreement (the “Support Agreement”), with the Company, Pubco and SPAC, in the form set forth on Exhibit C, pursuant to which, among other things, the Company Requisite Stockholders will agree to vote their shares of Company Stock in favor of the adoption of this Agreement, the Preferred Stock Conversion and the other Transactions, in each case on the terms and conditions set forth therein;

WHEREAS, pursuant to the SPAC Organizational Documents, SPAC shall provide an opportunity to its stockholders to have their SPAC Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the SPAC Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of SPAC for the Business Combination (the “Offer”);

WHEREAS, immediately prior to the SPAC Merger Closing, in connection with the Transactions, SPAC, Pubco, certain SPAC Stockholders and certain Company Stockholders who will receive Pubco Common Stock pursuant to Article III shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit D to be effective upon the SPAC Merger Closing;

WHEREAS, in connection with the SPAC Merger Closing, SPAC, Pubco and an exchange agent agreed upon in writing by SPAC and the Company (the “Exchange Agent”) will enter into a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) in such form as may be agreed between SPAC, Pubco, the Exchange Agent and the Company, to be effective upon the SPAC Merger Closing; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Acquisition Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and applicable Treasury Regulations, to which each of Pubco and the Company will be a party under Section 368(b) of the Code and applicable Treasury Regulations, and (iii) the SPAC Merger shall qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and applicable Treasury Regulations to which SPAC and Pubco are parties within the meaning of Section 368(b) of the Code and applicable Treasury Regulations (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, SPAC, Merger Sub, the Company and Pubco agree as follows:

Article I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Merger Exchange Ratio” means the quotient of (a) one hundred forty million (140,000,000), divided by (b) the Fully Diluted Share Number.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than SPAC, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Agreements” means the Subscription Agreements, the Registration Rights Agreement, the Sponsor Agreement, the Support Agreement, the Subscription Agreements, the Warrant Assumption Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or Pubco in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Combination” has the meaning ascribed to such term in the SPAC Organizational Documents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close; provided that commercial banks shall not be deemed to be authorized or required by Law to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Cash and Cash Equivalents” means the unrestricted cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Closing Surviving Corporation Cash” means, without duplication, an amount equal to, as of immediately prior to the Acquisition Merger Effective Time and after the SPAC Merger Effective Time: (a) the funds contained in the Trust Account; plus (b) all other Cash and Cash Equivalents of the Surviving Corporation; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of SPAC Common Stock pursuant to the Offer (to the extent not already paid as of immediately prior to the Acquisition Merger Effective Time); plus (d) the PIPE Investment Amount actually received by SPAC or Pubco at or prior to the Acquisition Merger Closing; plus (e) net cash proceeds actually received by the Company in consideration for the issuance of Additional Funding Shares (including pursuant to the Company Series Z Subscription Agreements) prior to the Acquisition Merger Closing; in each case, excluding any proceeds from the purchase of convertible notes pursuant to the Convertible Note Subscription Agreements.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company and Pubco Representations” means the representations and warranties of each of the Company and Pubco expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company and Pubco Representations are solely made by the Company and Pubco.

“Company Board” means the board of directors of the Company.

“Company Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 30, 2021, as in effect on the date hereof or hereafter amended in accordance with Section 6.01.

“Company Capital Stock” means, collectively, any capital stock of the Company, including the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means, collectively, the Company Voting Common Stock and the Company Nonvoting Common Stock.

“Company Equity Awards” means the Company Stock Options and Company Restricted Stock Units granted under the Company Stock Plan.

“Company Hardware” means any proprietary, or proprietary designs for or proprietary aspects of, computer or communications hardware, equipment and peripherals including transreceivers, routers, modems, semiconductor chips and antennas, that are owned by the Company or its Subsidiaries.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in the business of the Company and its Subsidiaries, as currently conducted.

“Company Nonvoting Common Stock” means the shares of the Company’s Nonvoting Common Stock, par value $0.001 per share.

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Preferred Stock” means, collectively, the Company Series Seed Preferred Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock and Company Series Z Preferred Stock.

“Company Requisite Stockholders” means the persons listed at Schedule 1.01(a).

“Company Restricted Stock Units” means the restricted stock units granted pursuant to the Company Stock Plan.

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

“Company Series B Preferred Stock” means the shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

“Company Series C Preferred Stock” means the shares of the Company’s Series C Preferred Stock, par value $0.001 per share.

“Company Series D Preferred Stock” means the shares of the Company’s Series D Preferred Stock, par value $0.001 per share.

“Company Series E Preferred Stock” means, collectively, the Company Series E-1 Preferred Stock, Company Series E-2 Preferred Stock and Company Series E-3 Preferred Stock.

“Company Series E-1 Preferred Stock” means the shares of the Company’s Series E-1 Preferred Stock, par value $0.001 per share.

“Company Series E-2 Preferred Stock” means the shares of the Company’s Series E-2 Preferred Stock, par value $0.001 per share.

“Company Series E-3 Preferred Stock” means the shares of the Company’s Series E-3 Preferred Stock, par value $0.001 per share.

“Company Series Seed Preferred Stock” means the shares of the Company’s Series Seed Preferred Stock, par value $0.001 per share.

“Company Series Z Preferred Stock” means the shares of the Company’s Series Z Preferred Stock, par value $0.001 per share.

“Company Software” means all Software used or held for use in the business of the Company and its Subsidiaries, as currently conducted.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Options” means any option to purchase Company Common Stock granted pursuant to the Company Stock Plan.

“Company Stock Plan” means the Starry, Inc. Amended and Restated 2014 Stock Option and Grant Plan, as further amended on December 8, 2017, March 6, 2019, and March 30, 2021.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Voting Common Stock” means the shares of the Company’s Voting Common Stock, par value $0.001 per share.

“Company Warrants” means all warrants to purchase shares of Company Common Stock.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of October 14, 2020, between SPAC and the Company.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Approval.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to coronavirus (COVID-19) pandemic, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 13, 2019, among Starry, Inc., Starry Spectrum Holdings LLC, Starry (MA), Inc., Starry Spectrum LLC, Testco LLC, Widmo Holdings LLC and Vibrant Composites Inc., as borrowers, the lenders party thereto from time to time and ArrowMark Agency Services, LLC, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), human health and safety (to the extent relating to exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or Release of or exposure to Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws administered by U.S. Customs and Border Protection).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Founder” means Chaitanya Kanojia.

“Fully Diluted Share Number” means, without duplication, (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Acquisition Merger Effective Time (for avoidance of doubt, after giving effect to the Preferred Stock Conversion), plus (b) the number of shares of Company Common Stock issuable upon exercise of all Company Warrants outstanding as of immediately prior to the Acquisition Merger Effective Time (excluding any Company Warrants that are unvested as of immediately prior to the Acquisition Merger Effective Time, except to the extent subject to vesting only upon the occurrence of the Acquisition Merger Effective Time), plus (c) the aggregate number of shares of Company Common Stock issuable upon the full exercise of all Company Stock Options that are outstanding as of immediately prior to the Acquisition Merger Effective Time (excluding (i) any Company Stock Options that are unvested as of immediately prior to the Acquisition Merger Effective Time, except to the extent subject to vesting only upon the occurrence of the Acquisition Merger Effective Time and (ii) any Company Stock Option with an exercise price equal to or greater than the Per Share Consideration), plus (d) the aggregate number of shares of Company Common Stock issuable upon the full settlement of Company Restricted Stock Units outstanding as of immediately prior to the Acquisition Merger Effective Time (excluding any Company Restricted Stock Units that are unvested as of immediately prior to the Acquisition Merger Effective Time, except to the extent subject to vesting only upon the occurrence of the Acquisition Merger Effective Time), minus (e) the Cancelled Shares outstanding immediately prior to the Acquisition Merger Effective Time, minus (f) any Additional Funding Shares (including those issued pursuant to the Company Series Z Subscription Agreements), minus (g) a number of shares equal to the quotient obtained by dividing (i) the aggregate exercise price of the Company Stock Options described in clause (c) above by (ii) the product obtained by multiplying (A) the Per Share Consideration (calculated using an Acquisition Merger Exchange Ratio without regard to this clause (g)) by (B) $10.00.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including, but not limited to, petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases that are required to be capitalized in accordance with GAAP, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above, and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not more than ninety (90) days past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (i) patents, patent applications, rights in patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, and analogous rights in trade names, taglines, social media identifiers (such as a Twitter® Handle) and related social media accounts, brand names, logos and corporate names, together with all goodwill related thereto; (iii) copyrights, mask work rights and any other equivalent rights in works of and any other related rights of authors; (iv) internet domain names, internet addresses and other computer identifiers; (v) trade secret rights, and analogous rights in know-how, inventions, processes, procedures, databases and database compilations, including any and all data and collections of data, whether machine readable or otherwise, confidential business information and other proprietary information (collectively, “Trade Secrets”); and (vi) intellectual property rights in Software.

“IT Systems” means all computers, Software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third-party software or systems) owned, licensed, leased or otherwise used by the Company or any of its Subsidiaries and used in the operation of the business.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial non-monetary easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (I) the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” under this clause (I) (except in the case of clause (a), (b), (d), (f) and (g), in each case, to the extent that such change disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the industries in which the Company and its Subsidiaries operate): (a) any change or development in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company or its Subsidiaries operate, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement (other than Section 6.01(i)) or the taking of any action, or failure to take action, required or contemplated by this Agreement (other than Section 6.01(i)) or with the prior written consent of SPAC (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or its Subsidiaries operate, including civil unrest, the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking), including upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), or (i) any matters specifically disclosed in the Schedules; or (II) the ability of the Company and its Subsidiaries to consummate the Transactions.

“NYSE” means the New York Stock Exchange.

“Open Source Materials” means any Software licensed and distributed under a license listed by the Open Source Initiative as an approved license at https://opensource.org/licenses/alphabetical and that satisfies the “Open Source Definition” provided by the Open Source Initiative at https://opensource.org/osd as of the date of this Agreement, or a license listed by the Free Software Foundation as a free software license at https://www.gnu.org/licenses/license-list.html#SoftwareLicenses and that satisfies the “Free Software Definition” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.en.html as of the date of this Agreement.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI-DSS” means, to the extent applicable to the Company or any of its Subsidiaries, the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.

“Per Share Consideration” means (a) with respect to the Founder, a number of shares of Pubco Class X Common Stock equal to the Acquisition Merger Exchange Ratio and (b) with respect to any Person who holds Company Common Stock immediately prior to the Acquisition Merger Effective Time (for avoidance of doubt, after giving effect to the Preferred Stock Conversion) other than the Founder, a number of shares of Pubco Class A Common Stock equal to the Acquisition Merger Exchange Ratio.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises, grants, easements, variances, exceptions, waivers, orders and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that relate to amounts not yet delinquent or (B) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and in each case for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present use or occupancy of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Unaudited Financial Statements), (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) statutory Liens of landlords for amounts that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, in each case only to the extent appropriate reserves have been established in accordance with GAAP, and (ix) Liens described on Schedule 1.01(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any individually identifiable information (or information that, in combination with other information, could reasonably allow the identification of an individual or household, or could reasonably be linked, directly or indirectly, to an individual or household), including, but not limited to, names, addresses, telephone numbers, protected health information, drivers’ license numbers and government-issued identification numbers, as applicable, as well as any other information that is defined as “personal information,” “personally identifiable information,” “personal data” or similar terms under any applicable Privacy Law.

“Post-Closing Price Per Share” means the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

“Post-Redemption SPAC Share Number” means, without duplication, (a) the aggregate number of shares of SPAC Class A Common Stock outstanding as of immediately prior to the Class B Exchange, plus (b) the aggregate number of shares of SPAC Class A Common Stock issuable upon the separation of each SPAC Unit in accordance with Section 3.01(a)(i), minus (c) the SPAC Cancelled Shares outstanding immediately prior to the Class B Exchange, minus (d) the SPAC Redeeming Shares outstanding immediately prior to the Class B Exchange.

“Privacy Laws” means any and all applicable Laws relating to data privacy, data protection, or data security with respect to the collection, use, processing, storage, safeguarding and security (both technical and physical) of Personal Information, including, but not limited to, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act and the California Consumer Privacy Act, in each case to the extent applicable to the Company or its Subsidiaries.

“Proxy Statement” means the proxy statement filed by SPAC as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from SPAC Stockholders to approve the Proposals (which shall also provide the SPAC Stockholders with the opportunity to redeem their shares of SPAC Common Stock in conjunction with a stockholder vote on the Business Combination).

“Pubco Class A Common Stock” means the shares of Pubco’s Class A common stock, par value $0.0001 per share.

“Pubco Class X Common Stock” means the Class X Common Stock, par value $0.0001 per share, of Pubco, which will be created upon effectiveness of the Pubco Delaware Charter (which such shares shall have the same economic terms as the Pubco Class A Common Stock, but will carry increased voting rights in the form of twenty (20) votes per share).

“Pubco Common Stock” means Pubco Class A Common Stock and Pubco Class X Common Stock.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Redeeming Stockholder” means a SPAC Stockholder who demands that SPAC redeem its SPAC Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the SPAC Organizational Documents.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, or migration into or upon any land or water or air, or otherwise entering into the environment.

“Representative” means, as to any Person, any of the representatives, advisors, officers, directors, agents, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the laws of a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“Schedules” means sections of the disclosure letter of the Company and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” means any unauthorized or unlawful access, exfiltration, manipulation, loss, use, or disclosure that compromises the confidentiality, integrity, availability or security of Personal Information or that triggers any reporting requirement under any Privacy Law or contractual provision, including any ransomware or denial of service attacks that prevent or materially degrade access to Personal Information.

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including (i) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (ii) related screens, user interfaces, formats, firmware, development tools, templates, menus, buttons and icons, and (iii) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SPAC and Merger Sub Representations” means the representations and warranties of each of SPAC and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the SPAC Schedules. For the avoidance of doubt, the SPAC and Merger Sub Representations are solely made by SPAC and Merger Sub.

“SPAC Board” means the board of directors of SPAC.

“SPAC Class A Common Stock” means the shares of SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means the shares of SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Organizational Documents” means SPAC’s amended and restated certificate of incorporation and bylaws, as may be amended or amended and restated from time to time subject to the terms of this Agreement.

“SPAC Schedules” means sections of the disclosure letter of SPAC and its Subsidiaries.

“SPAC Stockholder” means a holder of SPAC Common Stock.

“SPAC Unit” means the units issued in SPAC’s initial public offering consisting of one share of SPAC Class A Common Stock and one-third of a SPAC Warrant.

“SPAC Warrant” means a warrant entitling the holder to purchase one share of SPAC Class A Common Stock per warrant.

“Special Meeting” means a meeting of the holders of SPAC Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means FirstMark Horizon Sponsor LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, telecommunication, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, commercial rent, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other assessment or mandatory contribution in the nature of a tax, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the SPAC Merger Closing or the Acquisition Merger Closing, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Agreement” means that certain Warrant Agreement, dated as of October 5, 2020, between SPAC and Continental Stock Transfer & Trust Company as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Other Definitions.

Acceptable Subscription Agreement	7.02(a)(x)
Acquisition Merger	Recitals
Acquisition Merger Certificate of Merger	2.02(b)
Acquisition Merger Closing	2.02(c)
Acquisition Merger Closing Date	2.02(c)
Acquisition Merger Effective Time	2.02(b)
Additional Proposal	8.02(c)
Adjournment Proposal	8.02(c)
Agreement	Preamble
Audited Financial Statements	4.07(a)
Business Combination Proposal	7.07
Cancelled Shares	3.01(c)(iii)
CARES Act	4.17(a)(xiv)
Certificates of Merger	2.02(b)
Class A Exchange Ratio	3.01(a)(ii)
Class B Exchange	Recitals
Communications Act	4.26(d)
Communications Laws	4.26(d)
Company	Preamble
Company Affiliate Agreement	4.24
Company Benefit Plan	4.15(a)
Company Board Recommendation	8.03(b)

Company Certificates	3.03(a)
Company Change in Recommendation	8.03(b)
Company Cure Period	10.01(b)
Company Dissenting Shares	3.09(a)
Company Licenses	4.26(b)
Company Network	4.21(a)
Company Regulatory Agreement	4.26(e)
Company Requisite Approval	4.03(a)
Company Series Z Investment	Recitals
Company Series Z Subscribers	Recitals
Company Series Z Subscription Agreements	Recitals
Convertible Note Subscription Agreements	Recitals
D&O Insurance	8.08(b)
Enforcement Proceeding	4.26(d)
Equity Incentive Plan Proposal	8.02(c)
ERISA	4.15(a)
ERISA Affiliate	4.15(e)
Exchange Agent	Recitals
Exchange Proposal	8.02(c)
FAA	4.26(b)
FAA Rules	4.26(f)
FCC	4.26(b)
FCC Rules	4.26(d)
Financial Statements	4.07(a)
Intended Tax Treatment	Recitals
Interim Period	6.01
Leased Real Property	4.20(b)
Letter of Transmittal	3.03(c)
Material Contracts	4.14(a)
Material Permits	4.26(a)
Merger Sub	Preamble
Mergers	Recitals
Multiemployer Plan	4.15(e)
Note Subscribers	Recitals
Offer	Recitals
Outstanding Company Expenses	3.08(a)
Outstanding SPAC Expenses	3.08(b)
Owned Company Hardware	4.11(g)
Owned Company Software	4.11(g)
Owned Company Technology	4.11(g)
Payoff Amount	6.09
PCAOB Audited Financial Statements	6.07(a)
PIPE Investment	Recitals
PIPE Investment Amount	5.22
PIPE Subscribers	Recitals
PIPE Subscription Agreements	Recitals

Preferred Stock Conversion	3.01(b)
Proposals	8.02(c)
Pubco	Preamble
Pubco Board	4.03(a)
Pubco Delaware Bylaws	2.04
Pubco Delaware Charter	2.04
Pubco Equity Incentive Plan	8.13
Pubco ESPP	8.13
Pubco ESPP Proposal	8.02(c)
Pubco Organizational Documents Proposal	8.02(c)
Pubco Warrant	3.01(a)(iii)
RDOF	4.26(d)
RDOF Application	4.26(g)
RDOF Subsidiary	4.26(g)
Real Estate Lease Documents	4.20(b)
Registered Intellectual Property	4.11(a)
Registration Rights Agreement	Recitals
Registration Statement	8.02(a)
Rollover Option	3.05(a)
Rollover Restricted Stock Units	3.05(b)
Series X Consideration	3.01(c)(ii)
SPAC	Preamble
SPAC Affiliate Agreement	5.20
SPAC Benefit Plans	5.06
SPAC Board Recommendation	8.02(d)
SPAC Cancelled Shares	3.01(a)(iv)
SPAC Certificates	3.03(b)
SPAC Class B Holders	Recitals
SPAC Cure Period	10.01(c)
SPAC Dissenting Shares	3.09(b)
SPAC Material Contracts	5.17(a)
SPAC Merger	Recitals
SPAC Merger Certificate of Merger	2.02(a)
SPAC Merger Closing	2.02(c)
SPAC Merger Closing Date	2.02(c)
SPAC Merger Consideration	3.03(b)
SPAC Merger Effective Time	2.02(a)
SPAC Redeeming Shares	3.01(a)(vi)
SPAC SEC Reports	5.12(a)
SPAC Stockholder Approval	5.02(b)
SPAC Tail Policy	8.08(c)
Sponsor Agreement	Recitals
State Communications Laws	4.26(d)
State Regulators	4.26(b)
Subject Indebtedness	6.09
Subscribers	Recitals
Subscription Agreements	Recitals

Support Agreement	Recitals
Surviving Corporation	Recitals
Surviving Provisions	10.02
Surviving Subsidiary Corporation	Recitals
Terminating Company Breach	10.01(b)
Terminating SPAC Breach	10.01(c)
Termination Date	10.01(b)
Transaction Litigation	8.07
Transaction Proposal	8.02(c)
Transfer Taxes	8.04(a)
Trust Account	5.09(a)
Trust Agreement	5.09(a)
Trustee	5.09(a)
Unaudited Financial Statements	4.07(a)
Unaudited Interim Financial Statements	6.07(a)
Unlicensed Activity	4.26(d)
Unlicensed Subsidiary	4.26(d)
USAC	4.26(d)
Vendor Contracts	4.14(a)(i)
Warrant Assumption Agreement	Recitals
Written Consent	8.03(a)

1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “SPAC Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, SPAC Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement at least three (3) days prior to the date of this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.04 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Chaitanya Kanojia, Joe Lipowski, Komal Misra, Alex Moullé-Berteaux, Virginia Lam Abrams and Bill Lundregan and, in the case of SPAC, Rick Heitzmann, Amish Jani, Eric Cheung and Daniel Gaisin and, in each case, after reasonable inquiry.

Article II
THE MERGERS; CLOSINGS

2.01 The Mergers.

(a) The SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the SPAC Merger Effective Time, SPAC shall be merged with and into Pubco in the SPAC Merger. Following the SPAC Merger, the separate corporate existence of SPAC shall cease and Pubco shall continue as the Surviving Corporation.

(b) The Acquisition Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Acquisition Merger Effective Time, Merger Sub shall be merged with and into the Company in the Acquisition Merger. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Subsidiary Corporation and a wholly owned subsidiary of the Surviving Corporation.

2.02 Effective Times; Closings.

(a) SPAC Merger. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the SPAC Merger Closing Date, the parties shall cause the SPAC Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “SPAC Merger Certificate of Merger”) as provided in Sections 251 and 103 of the DGCL with respect to the SPAC Merger, duly executed and completed in accordance with the relevant provisions of the DGCL (the date and time the SPAC Merger Certificate of Merger becomes effective, the “SPAC Merger Effective Time”).

(b) Acquisition Merger. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Acquisition Merger Closing Date and at least twenty-four (24) hours following the SPAC Merger Effective Time, the parties shall cause the Acquisition Merger to be consummated by: (a) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Acquisition Merger Certificate of Merger” and, together with the SPAC Merger Certificate of Mergers, the “Certificates of Merger”) as provided in Sections 251 and 103 of the DGCL with respect to the Acquisition Merger, duly executed and completed in accordance with the relevant provisions of the DGCL (the date and time the Acquisition Merger Certificate of Merger becomes effective, the “Acquisition Merger Effective Time”). The Acquisition Merger and the SPAC Merger shall become effective upon the due filing of the Acquisition Merger Certificate of Merger and the SPAC Merger Certificate of Merger, respectively, or such later time as agreed in writing between the Company and SPAC and set forth in the relevant Certificates of Merger.

(c) Closings. Immediately following the Class B Exchange and prior to the filing of the SPAC Merger Certificate of Merger, a first closing (the “SPAC Merger Closing”) shall occur. The date on which the SPAC Merger Closing occurs is referred to herein as the “SPAC Merger Closing Date.” At least twenty-four (24) hours but not more than forty-eight (48) hours (unless otherwise agreed between SPAC and the Company) following the SPAC Merger Effective Time, and immediately prior to the filing of the Acquisition Merger Certificate of Merger, on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Acquisition Merger Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and the Company may mutually agree in writing, a second closing (the “Acquisition Merger Closing”) shall take place electronically through the exchange of documents via e-mail. The date on which the Acquisition Merger Closing occurs is referred to herein as the “Acquisition Merger Closing Date.”

2.03 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of (a) the SPAC Merger and without further act or deed, at the SPAC Merger Effective Time, all of the property, rights, privileges, powers and franchises of Pubco and SPAC shall vest in the Surviving Corporation and all of the debts, liabilities and duties of SPAC and Pubco shall become the debts, liabilities and duties of the Surviving Corporation and (b) the Acquisition Merger and without further act or deed, at the Acquisition Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Subsidiary Corporation and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Subsidiary Corporation.

2.04 Certificate of Incorporation and Bylaws of Pubco. In connection with the Mergers, on the SPAC Merger Closing Date at the SPAC Merger Effective Time, Pubco will take all requisite action to (i) adopt the certificate of incorporation (the “Pubco Delaware Charter”) substantially in the form set forth on Exhibit E, which shall be the certificate of incorporation of Pubco upon the effectiveness of the SPAC Merger Closing and until thereafter amended in accordance with its terms and the DGCL, and (ii) adopt the bylaws (the “Pubco Delaware Bylaws”) substantially in the form set forth on Exhibit F, which shall be the bylaws of Pubco upon the effectiveness of the SPAC Merger Closing and until thereafter amended in accordance with their terms, the Pubco Delaware Charter and the DGCL.

2.05 Certificate of Incorporation and Bylaws of the Surviving Subsidiary Corporation.

(a) At the Acquisition Merger Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Acquisition Merger Effective Time, shall be amended and restated in its entirety as set forth on Exhibit G attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Subsidiary Corporation, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b) At the Acquisition Merger Effective Time, the bylaws of the Company, as in effect immediately prior to the Acquisition Merger Effective Time, shall be the bylaws of the Surviving Subsidiary Corporation, until thereafter supplemented or amended in accordance with its terms, the Surviving Subsidiary Corporation’s certificate of incorporation and the DGCL.

2.06 Directors and Officers of the Surviving Corporation.

(a) The parties will take all requisite action such that the directors and officers of SPAC as of immediately prior to the SPAC Merger Effective Time continue as the initial directors and officers of the Surviving Corporation immediately after the SPAC Merger Effective Time, each to hold office, subject to Section 2.06(b), in accordance with the provisions of the DGCL and the Surviving Corporation’s bylaws and certificate of incorporation until their respective successors are, duly elected or appointed and qualified, as applicable.

(b) The Company and Pubco shall take all necessary action prior to the Acquisition Merger Effective Time so that immediately after the Acquisition Merger Effective Time (i) each director and officer of the Surviving Corporation in office immediately prior to the Acquisition Merger Effective Time shall cease to be a director or officer, as applicable, immediately following the Acquisition Merger Effective Time (including by causing each such director and officer to tender an irrevocable resignation as a director or officer (as applicable), effective as of the Acquisition Merger Effective Time), (ii) each person set forth on Schedule 2.06(b)(ii) shall be appointed to the Board of Directors of the Surviving Corporation, effective as of immediately following the Acquisition Merger Effective Time, and, as of such time, shall be the only directors of the Surviving Corporation and (iii) each person set forth on Schedule 2.06(b)(iii) shall be appointed an officer of the Surviving Corporation, effective as of immediately following the Acquisition Merger Effective Time, and, as of such time, shall be the only officers of the Surviving Corporation. Each person appointed as a director of the Surviving Corporation pursuant to the preceding sentence shall remain in office as a director of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier resignation or removal. On the Acquisition Merger Closing Date, Pubco shall enter into customary indemnification agreements reasonably satisfactory to the Company and SPAC with the individuals set forth on Schedule 2.06(b)(ii) or (b)(iii), which indemnification agreements shall continue to be effective following the Acquisition Merger Closing.

2.07 Directors and Officers of the Surviving Subsidiary Corporation. Persons constituting the officers of the Company prior to the Acquisition Merger Effective Time shall continue to be the officers of the Surviving Subsidiary Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.

Article III
EFFECTS OF THE MERGERS

3.01 Effect on Securities.

(a) Treatment of Securities of SPAC and Pubco in the SPAC Merger. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of SPAC, Merger Sub, the Company, or Pubco or the holder of any shares of capital stock of any of the foregoing:

(i) SPAC Units. Each SPAC Unit outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-third of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying shares of Class A Common Stock and SPAC Warrants shall be adjusted in accordance with the applicable terms of this Section 3.01(a).

(ii) SPAC Capital Stock. Immediately following the separation of each SPAC Unit in accordance with Section 3.01(a)(i), each share of SPAC Class A Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive the number of newly issued share of Pubco Class A Common Stock equal to the lower of: (A) 1.2415; and (B) (1) (x) the Post-Redemption SPAC Share Number, plus (y) 1,000,000 divided by (2) the Post-Redemption SPAC Share Number (the lower of (A) and (B), the “Class A Exchange Ratio”). As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

(iii) Exchange of SPAC Warrants. Each SPAC Warrant outstanding immediately prior to the SPAC Merger Effective Time shall, at the SPAC Merger Effective Time, cease to be a warrant with respect to SPAC Common Stock and shall be assumed by Pubco pursuant to the Warrant Assumption Agreement (each, a “Pubco Warrant”) on substantially the same terms as were in effect immediately prior to the SPAC Merger Effective Time under the terms of the Warrant Agreement (including any repurchase rights and cashless exercise provisions). SPAC and Pubco shall take all lawful action to effect the aforesaid provisions of this Section 3.01(a)(iii), including entering into the Warrant Assumption Agreement.

(iv) SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, if there are any shares of SPAC Common Stock that are owned by the SPAC as treasury stock or any SPAC Common Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such SPAC Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor (the “SPAC Cancelled Shares”).

(v) SPAC Dissenting Shares. Each of the SPAC Dissenting Shares issued and outstanding immediately prior to the SPAC Merger Effective Time shall be cancelled and cease to exist in accordance with Section 3.09(b) and shall thereafter represent only the right to receive the applicable payments set forth in Section 3.09(b).

(vi) SPAC Redeeming Shares. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, if there are any shares of SPAC Common Stock that are required to be redeemed pursuant to the Offer (such shares, the “SPAC Redeeming Shares”), such SPAC Common Stock shall not be exchanged pursuant to clause (ii) above but shall immediately prior to the SPAC Merger Effective Time be canceled and shall cease to exist and shall thereafter be redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the SPAC Organizational Documents, the Trust Agreement, and the Proxy Statement.

(vii) Cancellation of Pubco Shares. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder thereof, each share of capital stock of Pubco issued and outstanding immediately prior to the SPAC Merger Effective Time shall be redeemed by Pubco for par value.

(b) Preferred Stock Conversion. The Company shall take all actions necessary to cause each share of Company Preferred Stock (other than any shares of Company Series Z Preferred Stock) that is issued and outstanding immediately prior to the Acquisition Merger Effective Time to be converted immediately prior to the Acquisition Merger Effective Time into a number of shares of Company Voting Common Stock at the then-effective conversion rate (as calculated pursuant to the Company Certificate of Incorporation) in accordance with the Company Certificate of Incorporation (such conversions, the “Preferred Stock Conversion”). Following the Preferred Stock Conversion, all of the shares of Company Preferred Stock (other than any shares of Company Series Z Preferred Stock) shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each Person that held any shares of Company Preferred Stock (other than any shares of Company Series Z Preferred Stock) immediately prior to the Preferred Stock Conversion shall thereafter cease to have any rights with respect to such securities. The Preferred Stock Conversion may be made contingent upon the occurrence of the Acquisition Merger Closing.

(c) Treatment of Company Stock in the Acquisition Merger. At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of SPAC, Merger Sub, the Company, Pubco or the holder of any shares of capital stock of any of the foregoing:

(i) Each share of Company Common Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time (for avoidance of doubt, after giving effect to the Preferred Stock Conversion) (other than the Cancelled Shares and Company Dissenting Shares) shall thereupon be converted into the right to receive, and the holder of such share of Company Common Stock shall be entitled to receive, as applicable, the Per Share Consideration. Following the conversion of the shares of Company Common Stock into the right to receive the Per Share Consideration pursuant to this Section 3.01(c), all of the shares of Company Common Stock so converted shall no longer be outstanding and shall cease to exist, and each Company Stockholder shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Consideration.

(ii) Each share of Company Series Z Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall thereupon be converted into the right to receive, and the holder of such share of Company Series Z Preferred Stock shall be entitled to receive, a number of shares of Pubco Class A Common Stock equal to the number of shares of Company Series Z Preferred Stock held by such Person immediately prior to the Acquisition Merger Effective Time (the “Series Z Consideration”). Following such conversion pursuant to this Section 3.01(c), all of the shares of Company Series Z Preferred Stock so converted shall no longer be outstanding and shall cease to exist, and each Company Stockholder shall thereafter cease to have any rights with respect to such securities, except the right to receive the Series Z Consideration.

(iii) Each share of Company Stock held in treasury of the Company as of immediately prior to the Acquisition Merger Effective Time (collectively, the “Cancelled Shares”) shall thereupon be cancelled without any conversion thereof and no payment or distribution shall be made within respect thereto.

(iv) Each share of common stock, par value $0.0001 per share, of Merger Sub that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Subsidiary Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Subsidiary Corporation as of immediately following the Acquisition Merger Effective Time.

(d) Treatment of Company Warrants. The Company shall take all actions necessary such that, as of immediately prior to the Acquisition Merger Effective Time, each outstanding Company Warrant shall, pursuant to the terms of such Company Warrant, have been exercised in exchange for shares of Company Common Stock and shall thereupon no longer be outstanding and shall have automatically been cancelled, extinguished and retired and shall have ceased to exist, each holder thereof shall have ceased to have any rights with respect thereto (other than, for avoidance of doubt, the right to receive the Company Common Stock for which such Company Warrant has been exercised).

3.02 Equitable Adjustments. If, between the date of this Agreement and the Acquisition Merger Effective Time, the outstanding shares of any class or series of Company Stock or SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred (in each case, other than pursuant to the Preferred Stock Conversion), then, without duplication, any number, value (including dollar value) or amount contained herein which is based upon the number of shares of any class or series of Company Stock or SPAC Common Stock will be appropriately adjusted to provide to the holders of Company Stock and the holders of SPAC Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit any of the parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement or would reasonably be expected to prevent or impede the Intended Tax Treatment.

3.03 Delivery of Shares.

(a) Subject to the occurrence of the Acquisition Merger Effective Time, upon the delivery of a Letter of Transmittal (accompanied with all certificates representing shares of Company Common Stock (which, if applicable, may be the certificates that formerly represented shares of Company Preferred Stock that converted into such shares of Company Common Stock pursuant to the Preferred Stock Conversion), to the extent such shares of Company Common Stock are certificated (the “Company Certificates”)) duly, completely and validly executed and delivered in accordance with the instructions thereto, and such other documents as may reasonably be required by SPAC, the Company Stockholder holding such shares of Company Common Stock shall be entitled to receive in exchange therefor the Per Share Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.01(c)(i). Until surrendered as contemplated by this Section 3.03(a), each share of Company Common Stock shall be deemed at any time from and after the Acquisition Merger Effective Time to represent only the right to receive upon such surrender the Per Share Consideration, which the Company Stockholders holding shares of Company Common Stock were entitled to receive in respect of such shares pursuant to this Section 3.03(a).

(b) Subject to the occurrence of the SPAC Merger Effective Time, upon the delivery of a Letter of Transmittal (accompanied with all certificates representing shares of SPAC Common Stock (which, if applicable, may be the certificates that formerly represented shares of SPAC Class B Common Stock that converted into such shares of SPAC Class A Common Stock pursuant to the Class B Exchange), to the extent such shares of SPAC Common Stock are certificated (the “SPAC Certificates”)) duly, completely and validly executed and delivered in accordance with the instructions thereto, and such other documents as may reasonably be required by the Company, the SPAC Stockholder holding such shares of SPAC Common Stock shall be entitled to receive in exchange therefor the consideration into which such shares of SPAC Common Stock have been converted pursuant to Section 3.01(a)(ii) (the “SPAC Merger Consideration”). Until surrendered as contemplated by this Section 3.03(b), each share of SPAC Common Stock shall be deemed at any time from and after the SPAC Merger Effective Time to represent only the right to receive upon such surrender the SPAC Merger Consideration, which the SPAC Stockholders holding shares of SPAC Common Stock were entitled to receive in respect of such shares pursuant to this Section 3.03(b).

(c) As promptly as practicable following the SPAC Merger Effective Time, Pubco shall cause to be sent to each SPAC Stockholder (as of immediately prior to the SPAC Merger Effective Time) a letter of transmittal in such form as may be required by the Exchange Agent (the “Letter of Transmittal”), which shall have customary representations and warranties as to title, authorization, execution and delivery.

3.04 Lost Certificate. In the event any Company Certificate or SPAC Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate or SPAC Certificate, as applicable, to be lost, stolen or destroyed and, if required by Pubco, the provision by such Person of a customary indemnity against any claim that may be made against Pubco with respect to such Company Certificate or SPAC Certificate, as applicable, and Pubco shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Share Consideration or the SPAC Merger Consideration, as applicable, deliverable in respect thereof as determined in accordance with this Article III.

3.05 Conversion of Company Equity Awards.

(a) Effective as of the Acquisition Merger Effective Time, each Company Stock Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into an option to acquire, on the same terms and conditions as were applicable to such Company Stock Option immediately prior to the Acquisition Merger Effective Time, including applicable vesting conditions (after such conversion, each a “Rollover Option”) the number of shares of Pubco Class A Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to the corresponding Company Stock Option immediately prior to the Acquisition Merger Effective Time, multiplied by (ii) the Acquisition Merger Exchange Ratio with any resulting fractional share rounded down to the nearest whole number. The per share exercise price of each Rollover Option shall be equal to the quotient obtained by dividing (A) the per share exercise price of the corresponding Company Stock Option as of immediately prior to the Acquisition Merger Effective Time by (B) the Acquisition Merger Exchange Ratio, with any resulting fractional cent rounded up to the nearest whole cent.

(b) Effective as of the Acquisition Merger Effective Time, each Company Restricted Stock Unit, to the extent then outstanding, shall automatically, without any action on the part of the holder thereof, be converted into a restricted stock unit of Pubco with respect to that number of shares of Pubco Class A Common Stock determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit award immediately prior to the Acquisition Merger Effective Time by (ii) the Acquisition Merger Exchange Ratio, with any resulting fractional share rounded down to the nearest whole number (after such conversion, “Rollover Restricted Stock Units”). Except as provided herein, each Rollover Restricted Stock Unit shall be subject to the same terms and conditions as were applicable to the corresponding Company Restricted Stock Unit immediately prior to the Acquisition Merger Effective Time, including applicable vesting conditions.

(c) Notwithstanding the foregoing, the conversions described in this Section 3.05 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Pubco Class A Common Stock purchasable pursuant to such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(d) At or prior to the Acquisition Merger Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effect the treatment of the Company Stock Options and Company Restricted Stock Units pursuant to this Section 3.05, including resolutions by the Company Board to confirm or clarify that the capital-raising events contemplated by this Agreement will not result in any single-trigger or double-trigger vesting of any Company Equity Award, and (ii) take all actions necessary to ensure that from and after the Acquisition Merger Effective Time Pubco will not be required to deliver shares of Company Stock or other shares of capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options, Company Restricted Stock Units or any other equity compensation award.

(e) Pubco shall take all actions that are necessary for the assumption and conversion of the Company Stock Options and Company Restricted Stock Units pursuant to this Section 3.05, including the reservation, issuance, registration and listing of shares of Pubco Common Stock as necessary to effect the transactions contemplated by this Section 3.05.

3.06 Withholding. Each of the parties and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law (as reasonably determined by the party required to so deduct or withhold); provided that, except with respect to compensatory payments or as a result of a failure to deliver the certificates required under Section 8.04(e), that no less than five (5) Business Days before so deducting or withholding, SPAC, Merger Sub, the Company or Pubco (as applicable) shall provide written notice (including an estimate of the amount to be deducted or withheld and the legal basis for such deduction or withholding) to the Person in respect of whom such amounts are intended to be deducted or withheld. To the extent that SPAC, Merger Sub, the Company, Pubco or their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.

3.07 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Pubco Common Stock shall be issued upon the conversion of Company Common Stock, SPAC Common Stock or SPAC Warrants pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Pubco Common Stock. In lieu of the issuance of any such fractional share to which any holder of Company Common Stock would otherwise be entitled in connection with the conversion of Company Common Stock, SPAC Common Stock or SPAC Warrants pursuant to Section 3.01 (after aggregating all fractional shares of Pubco Common Stock of the same class and series that otherwise would be received by such holder of Company Common Stock, SPAC Common Stock or SPAC Warrants), Pubco shall round up or down to the nearest whole share of Pubco Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.08 Payment of Expenses.

(a) On the Acquisition Merger Closing Date immediately following the Acquisition Merger Closing, Pubco shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of or on behalf of the Company or Pubco for outside counsel incurred in connection with the Transactions and fees and expenses of or on behalf of the Company or Pubco for any other agents, advisors, consultants, experts and financial advisors employed by the Company or Pubco incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”).

(b) On the Acquisition Merger Closing Date immediately following the Acquisition Merger Closing, Pubco shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of or on behalf of SPAC, Merger Sub or the Sponsor for outside counsel and fees and expenses of or on behalf of SPAC, Merger Sub or the Sponsor for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of SPAC, Merger Sub or the Sponsor incurred in connection with the Transactions, SPAC’s pursuit of a Business Combination and any amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions (collectively, the “Outstanding SPAC Expenses”).

3.09 Dissenting Shares.

(a) Company Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Acquisition Merger Effective Time and owned by a Company Stockholder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Company Dissenting Shares”), shall not be converted into the right to receive the Per Share Consideration and shall instead entitle the holder thereof only to such rights as are granted to a holder of Company Dissenting Shares by Section 262 of the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL with respect to any Company Dissenting Shares, then such Company Dissenting Shares shall thereupon cease to be Company Dissenting Shares and shall be deemed to have been converted, as of the Acquisition Merger Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Consideration in accordance with this Article III. The Company shall give SPAC prompt written notice (and in any event within one (1) Business Day) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to the actual or purported assertion or exercise of appraisal rights under Section 262 of the DGCL or other Law, and SPAC shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Acquisition Merger Effective Time, the Company shall not, except with the prior written consent of SPAC, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

(b) SPAC Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of SPAC Common Stock outstanding immediately prior to the Acquisition Merger Effective Time and owned by a SPAC Stockholder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “SPAC Dissenting Shares”), shall not be converted into the right to receive consideration pursuant to Section 3.01(a) and shall instead entitle the holder thereof only to such rights as are granted to a holder of SPAC Dissenting Shares by Section 262 of the DGCL. If any such SPAC Stockholder fails to perfect or otherwise waives, withdraws or loses such SPAC Stockholder’s right to appraisal under Section 262 of the DGCL with respect to any SPAC Dissenting Shares, then such SPAC Dissenting Shares shall thereupon cease to be SPAC Dissenting Shares and shall be deemed to have been converted, as of the Acquisition Merger Effective Time, into and shall be exchangeable solely for the right to receive the consideration in accordance with this Article III. SPAC shall give the Company prompt written notice (and in any event within one (1) Business Day) of any demands received by SPAC for appraisal of shares of SPAC Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by SPAC relating to the actual or purported assertion or exercise of appraisal rights under Section 262 of the DGCL or other Law, and the Company shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Acquisition Merger Effective Time, SPAC shall not, except with the prior written consent of the Company, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each of the Company and Pubco represents and warrants to SPAC and Merger Sub as follows:

4.01 Corporate Organization of the Company and Pubco.

(a) Each of the Company and Pubco has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company is not in material default under or in material violation of any provision of the Company Organizational Documents. Pubco is not in material default under or in material violation of any provision of the Pubco Organizational Documents.

(b) The Company Organizational Documents and the Pubco Organizational Documents previously made available by the Company to SPAC are true, correct and complete and are in effect as of the date of this Agreement.

(c) The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

4.02 Subsidiaries.

(a) The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each of the Company’s Subsidiaries. Each of the Company’s Subsidiaries (other than Pubco, with respect to which this representation is made in Section 4.01(a)) has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect.

(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person to the Company or its Subsidiaries.

4.03 Due Authorization.

(a) Each of the Company and Pubco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and (subject to (x) the adoption of this Agreement by the holders of (i) a majority of the voting power of the outstanding shares of Company Voting Common Stock and Company Preferred Stock, voting together as a single class and (ii) the Requisite Percentage (as defined in the Company Certificate of Incorporation), voting separately as a class and (y) the approval of the Requisite Percentage (as defined in the Company Certificate of Incorporation) of the Preferred Stock Conversion (the approvals in the foregoing clauses (x) and (y), the “Company Requisite Approval”)) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, the board of directors of Pubco (the “Pubco Board”) and the sole stockholder of Pubco and upon receipt of the Company Requisite Approval, no other corporate proceeding on the part of the Company or Pubco is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s or Pubco’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company and Pubco and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company and Pubco, enforceable against the Company and Pubco in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby. The Written Consent, if executed and delivered by the Company Requisite Stockholders, would satisfy the Company Requisite Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company or Pubco would then be necessary to adopt this Agreement or approve the Transactions.

(b) Each of the Company Requisite Stockholders, and each other Person (if any) that executes and delivers the Support Agreement prior to the effectiveness of the Written Consent, is an executive officer, director, affiliate, founder or family member of a founder or holder of at least five percent (5%) of the voting equity securities of the Company, in each case, within the meaning of the SEC’s Compliance and Disclosure Interpretation 239.13.

4.04 No Conflict. Subject to the receipt of the Company Requisite Approval and the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.04, the execution, delivery and performance of this Agreement by the Company and each Ancillary Agreement to which it is a party and the Transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Company Organizational Documents or the certificate of formation, bylaws or other organizational documents of any of the Company’s Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract, whether or not set forth on Schedule 4.14(a), or any Leased Real Property document to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company or Pubco with respect to the Company’s or Pubco’s respective execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or Pubco to consummate the Transactions, (c) those disclosed on Schedule 4.05, (d) the filing with the SEC of (i) the Registration Statement and Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby and (e) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.

4.06 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 700,000,000 shares of Company Voting Common Stock, 190,012,330 of which are issued and outstanding as of the date of this Agreement, (ii) 115,000,000 shares of Company Nonvoting Common Stock, of which 8,416,864 are issued and outstanding as of the date of this Agreement, (iii) 53,030,270 shares of Company Series Seed Preferred Stock, 53,030,260 of which are issued and outstanding as of the date of this Agreement, (iv) 91,549,300 shares of Company Series A Preferred Stock, 91,549,300 of which are issued and outstanding as of the date of this Agreement, (v) 55,452,865 shares of Company Series B Preferred Stock, 55,452,865 of which are issued and outstanding as of the date of this Agreement, (vi) 108,459,871 shares of Company Series C Preferred Stock, 108,459,871 of which are issued and outstanding as of the date of this Agreement, (vii) 87,412,587 shares of Company Series D Preferred Stock, 87,412,587 of which are issued and outstanding as of the date of this Agreement, (viii) 22,204,490 shares of Company Series E-1 Preferred Stock, 22,204,490 of which are issued and outstanding as of the date of this Agreement, (ix) 8,232,627 shares of Company Series E-2 Preferred Stock, 8,232,627 of which are issued and outstanding as of the date of this Agreement, (x) 74,404,760 shares of Company Series E-3 Preferred Stock, 71,428,570 of which are issued and outstanding as of the date of this Agreement, (xi) 2,500,000 shares of Company Series Z Preferred Stock, none of which are issued and outstanding as of the date of this Agreement, (xii) 50,363,463 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options as of the date of this Agreement, (xiii) 4,449,250 shares of Company Common Stock were reserved for issuance under Company Restricted Stock Units as of the date of this Agreement and (xiv) none of the outstanding shares of Company Common Stock are restricted shares that have not vested in full, and no Company Stock Options are eligible for early exercise, as of the date of this Agreement. All of the issued and outstanding shares of Company Stock (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance in all material respects with applicable Securities Law, (C) were not issued in breach or violation of any preemptive rights or Contract, and (D) are fully vested. As of the date of this Agreement, 47,603,099 shares of Company Common Stock are issuable upon exercise of all outstanding Company Warrants. All outstanding Company Warrants (x) were issued in compliance in all material respects with applicable Securities Law and (y) were not issued in breach or violation of any Contract. Except as set forth in this Section 4.06, on Schedule 4.06(b) or pursuant to the Company Stock Plan, as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b) Set forth on Schedule 4.06(b) is a true, correct and complete list of each holder of shares of Company Common Stock, Company Preferred Stock, Company Warrants or other equity interests of the Company (other than Company Equity Awards) and the number of shares of Company Common Stock, Company Preferred Stock, Company Warrants or other equity interests held by each such holder as of the date hereof. Except for (i) the Company Warrants set forth on Schedule 4.06(b), (ii) Company Equity Awards granted pursuant to the Company Stock Plan and (iii) the Company Preferred Stock, as of the date hereof, there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. Except as set forth on Schedule 4.06(b), as of the date hereof the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests. Schedule 4.06(b) sets forth, as of October 5, 2021, for each Company Equity Award, the name of the holder of such Company Equity Award, the type of Company Equity Award, the number of vested and unvested shares of Company Common Stock covered by such Company Equity Award, the vesting and any acceleration terms, the date of grant, the cash exercise price or strike price per share of such Company Equity Award (if applicable) and the applicable expiration date. Each Company Stock Option was granted in all material respects in accordance with the terms of the Company Stock Plan and in compliance in all material respects with all applicable Laws. No Company Stock Option or Company Restricted Stock Unit is subject to Section 409A of the Code, and each Company Stock Option (A) has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code and (B) that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, except, in either case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.06(b), there are no other stock options, restricted stock, restricted stock units, stock appreciation rights or other equity or equity-related awards covering Company Stock.

(c) As of the date hereof and as of immediately prior to the SPAC Merger Closing Date, the authorized capital stock of Pubco consists of 100 shares of Common Stock, par value $0.01 per share, 100 of which are issued and outstanding as of the date of this Agreement. As of the date hereof and as of immediately prior to the SPAC Merger Closing Date, all such shares of the Common Stock of Pubco (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested.

(d) Subject to approval of the Proposals, the shares of Pubco Common Stock to be issued by Pubco in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Pubco and will be capable of effectively vesting in the Company Stockholders and SPAC Stockholders, respectively, title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

(e) As of the date hereof, the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, other than with respect to the Company Equity Awards, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries. There are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Schedule 4.06(e), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(e), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(f) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 4.06(f), there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

4.07 Financial Statements.

(a) Attached as Schedule 4.07 are (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019, and as of December 31, 2020, and the audited consolidated statement of operations, statements of stockholders’ (deficit) equity and statements of cash flows of the Company and its Subsidiaries for the year then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021, and the unaudited consolidated statement of operations and statement of cash flows of the Company and its Subsidiaries for the three-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. Other than the Audited Financial Statements, there are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Company or any of its Subsidiaries with respect to calendar years 2019 and 2020.

(b) The PCAOB Audited Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date, and will have been audited by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act. The Unaudited Interim Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

4.08 Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Schedules, (d) arising under this Agreement or the performance by the Company of its obligations hereunder, (e) arising, directly or indirectly, in connection with the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition), or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.09 Litigation and Proceedings. Except as set forth in Schedule 4.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to consummate the Transactions.

4.10 Compliance with Laws.

(a) Except as set forth on Schedule 4.10(a) and except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since December 31, 2018, have been, in compliance with all applicable Laws (including Communications Laws). Since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written notice or other written communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation of, or failure to comply with, any applicable Law by the Company or any of its Subsidiaries or (ii) requiring the Company or any of its Subsidiaries to take or omit and action to ensure compliance with any applicable Law, in either case of the foregoing clauses (i) and (ii), which violation or failure to comply would, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole.

(b) Since December 31, 2018, (i) there has been no action taken by the Company or its Subsidiaries, any of their respective officers, directors, managers, or employees, or, to the knowledge of the Company, any agent, representative or sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) The Company and its Subsidiaries have in place and have adopted policies and procedures to ensure compliance with, and as may be required by, any applicable Anti-Corruption Law, including by the books and records and internal controls provisions of the U.S. Foreign Corrupt Practices Act.

(d) Except as set forth on Schedule 4.10(d), since December 31, 2018, none of the Company or its Subsidiaries, any of their respective officers, directors, managers, or employees or, to the knowledge of the Company, any agent or representative thereof: (i) has been nor is a Sanctioned Person, (ii) has (acting for or on behalf of the Company or any of its Subsidiaries) transacted business with or for the benefit of a Sanctioned Person nor otherwise violated applicable Sanctions, nor (iii) violated any applicable Ex-Im Law.

(e) Except as set forth on Schedule 4.10(e), to the knowledge of the Company, the Company and its Subsidiaries have not been, since December 31, 2018, the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Sanctions, Ex-Im Laws, or the Company’s policies, procedures and controls to prevent corrupt conduct.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list of: (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application (the “Registered Intellectual Property”) including legal owner, jurisdiction, serial number, application number, filing date and registration date (as applicable) and (ii) except as would not, individually or in the aggregate, reasonably be expected to have material impact on the Company and its Subsidiaries, all unregistered proprietary trademarks. Each item of Registered Intellectual Property is, to the knowledge of the Company, valid (or in the case of applications, applied for), and in the case of registrations, subsisting and enforceable.

(b) The Company or one of its Subsidiaries: (i) is the sole and exclusive owner of all Owned Intellectual Property free and clear of all Liens, other than Permitted Liens, and (ii) have undertaken commercially reasonable efforts to maintain all material Owned Intellectual Property, including to protect the confidentiality of any material Trade Secrets included in the Owned Intellectual Property.

(c) Except as set forth on Schedule 4.11(c), (i) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party, and (ii) there are no proceedings pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license patents), as of the date of this Agreement, against the Company or any Subsidiary by any third party claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party in the conduct of the Company’s business. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property except for such infringements, misappropriations, dilutions and other violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company or one of its Subsidiaries, as the case may be, either own(s), has a valid license to use or otherwise has the lawful right to use, all of the Company Intellectual Property and Company Software, except for such Company Intellectual Property and Company Software with respect to which the lack of such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) No director, officer or employee of the Company has any ownership interest in any of the material Owned Intellectual Property. All Persons who have participated in or contributed to the creation or development of any Intellectual Property within the scope of their employment or engagement by the Company and its Subsidiaries either: (i) are party to a “work-for-hire” (or equivalent) arrangement or agreement with the Company or its Subsidiaries with respect to such Intellectual Property, or (ii) have executed valid and enforceable written agreements providing for: (a) the conveyance and present assignment to the Company or its Subsidiaries of any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by the Company or its Subsidiaries, except in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) Except as set forth on Schedule 4.11(e), no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property in a manner that may give rise to any Intellectual Property ownership claims by such government, university, college, or other educational institution or research center with respect to any of the Owned Intellectual Property.

(f) The Company and each of its Subsidiaries is in material compliance with the terms and conditions of all material licenses for Open Source Materials used by the Company or any of its Subsidiaries in any way. Except as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software or (iii) used Open Source Materials in any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company or its Subsidiaries to license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including, but not limited to, the source code for any Owned Company Software.

(g) With respect to all material Company Software and material Company Hardware, to the extent to which underlying Intellectual Property is Owned Intellectual Property (the “Owned Company Software” and the “Owned Company Hardware” respectively, and collectively, the “Owned Company Technology”), the Company is in actual possession or control of, as applicable, the material source code, object code, proprietary designs, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Company Technology. The Company has not disclosed source code for Owned Company Software or material proprietary confidential information regarding Company Hardware to a third party outside of the scope of: such third party’s engagement with the Company or a Subsidiary solely for the benefit of the Company or a Subsidiary, pursuant to a written agreement that protects the Company’s rights in such source code and obligates the third party to maintain the confidentiality of the source code or such other Company Technology. Except as set forth under non-exclusive licenses granted by the Company to customers, suppliers or service providers in the ordinary course of business, no Person other than the Company has any rights to any Owned Company Technology.

4.12 Information Technology.

(a) The IT Systems (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries for the operation of its business as currently conducted, except in each case as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Company and its Subsidiaries and (ii) to the knowledge of the Company, are free from material defects, deficiencies, vulnerabilities, errors, disabling mechanisms, viruses, time locks, Trojan horses, malware or other contaminants or corruptants, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries (i) take reasonable actions to protect, maintain, audit, monitor and test the confidentiality, integrity, availability, redundancy, backup, disaster recovery technology, continuous operation and security of its IT Systems, and (ii) have in place adequate security controls, incident response plans, and disaster recovery plans and procedures for its IT Systems within their operational control, in each case of (i) and (ii), except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(c) To the knowledge of the Company, since December 31, 2018, there has been no security breach or unauthorized access to the IT Systems that resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure or transfer of any information or data contained therein, in each case that has resulted in or is reasonably likely to result in material liability to Company and its Subsidiaries, taken as a whole.

4.13 Data Protection.

(a) The Company’s and its Subsidiaries’ collection, use, disclosure, storage, safeguarding, security, processing, destruction and transfer of Personal Information complies in all material respects with, and since December 31, 2018, has complied in all material respects with, (i) the provisions relating to data privacy, data protection, or data security of any material Contract to which any of them is a party, (ii) each of their published privacy policies, (iii) all applicable Privacy Laws and (iv) PCI-DSS. The execution of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereunder and thereunder do not violate any privacy policy, terms of use, Contract or applicable Privacy Law relating to the use, dissemination, transfer or other processing of any Personal Information.

(b) Since December 31, 2018, the Company and its Subsidiaries have not received any material: (i) written complaints, (ii) written notices of investigation or regulatory audit, (iii) written claims from any Governmental Authority or (iv) any Actions by consumers or other entities, relating to any Privacy Laws or PCI-DSS, nor, to the knowledge of the Company, have any such complaints, investigations, regulatory audits, claims or Actions been threatened against them.

(c) The Company and its Subsidiaries have taken reasonable steps designed to ensure that all Personal Information is protected in all material respects against a Security Incident. Since December 31, 2018, there has been no Security Incident that either (i) pursuant to any applicable legal requirement, would require the Company or a Subsidiary to notify customers or employees of such Security Incident or (ii) has resulted in or is reasonably likely to result in material liability to the Company and its Subsidiaries, taken as a whole.

4.14 Contracts; No Defaults.

(a) Schedule 4.14(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xx) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (those Contracts required to be listed, the “Material Contracts”). True, correct and complete copies of the Material Contracts, including amendments thereto, have been delivered to or made available to SPAC or its agents or representatives. The Material Contracts include:

(i) each Contract with one of the top 10 vendors that provide the Company or any of its Subsidiaries with equipment, telecommunications access services or IRUs by dollar amount paid to such vendors by the Company and its Subsidiaries (taken together), for the year ended December 31, 2020 (the “Vendor Contracts”);

(ii) each peering Contract which is material to the Company and its Subsidiaries, taken as a whole;

(iii) each Contract pursuant to which the Company or any of its Subsidiaries (x) leases wireless spectrum requiring or reasonably likely to result in annual payments by or to the Company and its Subsidiaries in excess of $500,000 or (y) would reasonably be expected to be required to purchase, sell, lease or exchange any wireless spectrum with a value in excess of $500,000;

(iv) each Contract pursuant to which the Company or any of its Subsidiaries uses or has a right to use material network infrastructure, including fiber, conduit space, power and other associated property necessary to operate a fiber optic network requiring payments by the Company or its Subsidiaries, in the aggregate, in excess of $500,000 in a fiscal year;

(v) each collective bargaining agreement or other labor-related Contract with any labor union, labor organization or works council;

(vi) any Contract pursuant to which the Company or any of its Subsidiaries (A) licenses from a third party any rights to use Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than (1) click-wrap, shrink-wrap, and off-the-shelf software (including software-as-a-service) licenses, and any other software licenses that are commercially available on reasonable terms to the public generally (including Open Source Materials), (2) rights to use confidential information in confidentiality and commercial agreements entered in the ordinary course, (3) licenses to use background Intellectual Property of any employee or consultant, (4) licenses to user-generated content and other materials provided by users or customers of the Company’s products and services, and (5) any Contract to purchase or lease general business equipment, such as a photocopier, computer, or mobile phone that also contains an incidental license of Intellectual Property related to use of such equipment, or (B) licenses to a third party to use Owned Intellectual Property or Owned Company Software (other than any licenses granted to customers, suppliers or service providers in the ordinary course of business);

(vii) any Contract which expressly restricts in any material respect or contains any express material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(viii) any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case of clauses (A), (B) and (C), in an amount in excess of $500,000 of committed credit;

(ix) any Contract that contains an existing obligation (contingent or otherwise) to pay any amounts in respect of purchase price adjustment, earn-outs, backend payment, deferred payments or similar obligation, in each case, in connection with the acquisition of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(x) any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since December 31, 2018, of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(xi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $2,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(xii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.14 pursuant to which the Company recognized or expected to result in revenue or generated expenditures in excess of $1,000,000 in the calendar year ended December 31, 2020 or any subsequent calendar year;

(xiii) any Company Affiliate Agreement that will not be terminated at or prior to the Acquisition Merger Closing;

(xiv) any obligation to register any Company Stock or other securities of the Company with the SEC or any similar Governmental Authority;

(xv) any Contract made other than in the ordinary course of business providing for (i) the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary, or (ii) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company and any Subsidiary;

(xvi) any Contract under which the Company has agreed to purchase goods or services from a vendor, supplier or other Person on a “most favored nation” basis;

(xvii) any Contracts with any Governmental Authority to which the Company or any of its Subsidiaries is a party, other than any Material Permits;

(xviii) any Contract under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries;

(xix) any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole; and

(xx) any Contract not otherwise described in any other subsection of this Section 4.14(a) that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Acquisition Merger Closing Date, with respect to any Contract of the type described in Section 4.14(a), whether or not set forth on Schedule 4.14(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2019, neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), (v) since December 31, 2019, neither the Company nor its Subsidiaries have received written notice from any other party to any Vendor Contract that such party intends to materially reduce or modify its relationship with the Company or any of its Subsidiaries, and (vi) since December 31, 2019, through the date hereof, neither the Company nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

4.15 Company Benefit Plans.

(a) Schedule 4.15(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements, but not including any Multiemployer Plan or any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to SPAC correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any amendments thereto and any trust agreement, (ii) the most recent summary plan description, (iii)  the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules (if applicable), (iv) for the most recent year, the actuarial valuations and (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority).

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (i) each Company Benefit Plan is in compliance with, and has been administered in compliance with, its terms and all applicable Laws, including ERISA, the PPACA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e) Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, ERISA Affiliates has sponsored, maintained, contributed to, within the six years prior to the date of this Agreement nor was required to contribute to, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or any other defined benefit pension plan. No circumstance or condition exists that would reasonably be expected to result in any liability of the Company or any of its Subsidiaries to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any obligations to provide any post-employment health, medical or life insurance benefits for any employee or service provider, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any other applicable law, and at the expense of such employee or service provider.

(g) (i) With respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, is pending or, to the knowledge of the Company, threatened and (ii) there are no pending or, to the knowledge of the Company, threatened claims or litigation with respect to any Company Benefit Plan, other than ordinary and usual claims for benefits by participants and beneficiaries.

(h) Except as set forth on Schedule 4.15(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) would reasonably be expected to (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) or benefit becoming due to any director, officer, employee or other service provider of the Company or any its Subsidiaries, (ii) increase any compensation or benefits otherwise payable to any director, officer, employee or other service provider of the Company or any its Subsidiaries, (iii) result in the acceleration, vesting or creation of any rights of any director, officer, employee or other service provider of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or Affiliates, (iv) result in any material limitation or restriction on the right of the Company’s or any of its Subsidiaries’ ability to merge, amend or terminate any of the Company Benefit Plans or (v) result in any new material obligation pursuant to any of the Company Benefit Plans.

(i) No amount or benefit that has been or will be, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

(k) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) there are no and since January 1, 2018, there have not been any Actions pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct in writing by any director, officer or employee. Since January 1, 2018, the Company and its Subsidiaries have used reasonable best efforts to investigate all sexual harassment or other discrimination allegations with respect to current or former employees of which the Company or a Subsidiary has or had knowledge.

4.16 Labor Matters.

(a) (i) Neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) to the knowledge of the Company, no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending written demand for recognition or certification and (iii) to the knowledge of the Company, there are no, and there have not been since January 1, 2018, any representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Each of the Company and its Subsidiaries, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (i) currently complies, and since January 1, 2018, has complied, with all applicable Laws regarding labor, employment, employment practices, social security and Tax matters in connection with employees and independent contractors, including all Laws respecting terms and conditions of employment, hiring, promotion, termination, health and safety (including, but not limited to, COVID-19), non-discrimination, harassment, wages and hours, immigration, child labor, privacy, disability rights or benefits, equal opportunity, plant closures and layoffs (including, but not limited to, the WARN Act), affirmative action, workers’ compensation, payment of social security dues and contributions, profit sharing, labor relations, right to organize and to bargain collectively, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees and unemployment insurance, and (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) (i) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law since January 1, 2018 (A) as employees or individual independent contractors and (B) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and applicable state Law), (ii) no such individual has been improperly included or excluded from any Company Benefit Plan, and (iii) neither the Company nor any of its Subsidiaries has notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(e) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, no employee of the Company or its Subsidiaries at the level of senior vice president or above is in violation of any term of any employment agreement, non-disclosure agreement, non-competition agreement, restrictive covenant obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information of such former employer.

(f) Since January 1, 2018, (i) there have been no grievances, arbitrations, labor strikes, disputes, slowdowns, stoppages, hand-billing, or picketing actually pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has engaged in any location closing or employee layoff activities that would violate the Worker Adjustment Retraining and Notification Act of 1988, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(g) No notice, consent or consultation obligations with respect to any employee of the Company or its Subsidiaries, or any labor or other employee representative body of employees of the Company or its Subsidiaries, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(h) True and complete information as to the name, current job title and compensation of each current director and executive of the Company and its Subsidiaries has been made available to SPAC. As of the date hereof, to the knowledge of the Company, no current executive or key employee with an annual salary of $150,000, has given notice of termination of employment or otherwise disclosed plans to terminate employment or engagement with the Company or its Subsidiaries within the next twelve (12) months.

4.17 Taxes.

(a) Except as set forth on Schedule 4.17 or as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) All Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete.

(ii) All amounts of Taxes shown due on any Tax Returns of the Company and its Subsidiaries and all other amounts of Taxes owed by the Company and its Subsidiaries have been timely paid.

(iii) Each of the Company and its Subsidiaries has (A) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (B) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(iv) Neither the Company nor its Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of any amount of Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(v) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(vi) Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(vii) Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Acquisition Merger Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Acquisition Merger Closing Date and made prior to the Acquisition Merger Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Acquisition Merger Closing; (C) installment sale or open transaction disposition made prior to the Acquisition Merger Closing; (D) prepaid amount received or deferred revenue recognized prior to the Acquisition Merger Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Acquisition Merger Closing; or (F) Sections 951, 951A or 965 of the Code.

(viii) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(ix) Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(x) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(xi) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(xii) Each of the Company and its Subsidiaries is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Company and its Subsidiaries.

(xiii) Neither the Company nor any of its Subsidiaries currently has, or has ever had, a permanent establishment in any country other than its jurisdiction of formation, and has not engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(xiv) Neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)).

(xv) The Company is not treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(xvi) The Company has not made an election under Section 965(h) of the Code.

(b) Neither the Company nor any of its Subsidiaries has taken any action that, nor to the knowledge of the Company are there any facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent, impair or impede the Mergers from qualifying for the Intended Tax Treatment.

(c) Other than Section 4.15, this Section 4.17 contains the exclusive representations and warranties of the Company and its Subsidiaries with respect to Tax matters.

4.18 Brokers’ Fees. Except as described on Schedule 4.18, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.19 Insurance. Schedule 4.19 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to SPAC. To the knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a material claim under any such policy. With respect to each such insurance policy required to be listed on Schedule 4.19, except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Acquisition Merger Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.20 Real Property; Assets.

(a) Neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or material interest therein.

(b) Schedule 4.20(b) contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries for which the Company or its Subsidiaries is required to make aggregate payments in excess of $500,000 annually (the “Leased Real Property”). The Company has made available to SPAC true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to SPAC and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions by the Company, upon the consummation of the Transactions, will entitle SPAC or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) Except as would not reasonably be expected to result in a Material Adverse Effect, there has been no default or breach by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or its Subsidiaries or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except as would not be material to the Company or its Subsidiaries, the Company or its Subsidiaries has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.

(e) Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(f) The Leased Real Property constitutes all real property currently used in the business of the Company or its Subsidiaries.

(g) Except for Permitted Liens and except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries.

4.21 Network Operations.

(a) The base station and terminal radio, microwave, and/or other transceiver devices, together with such other equipment, tooling, and cabinets necessary for the installation and operation of such devices owned or leased by of the Company and its Subsidiaries that is used to provide services to customers of the Company and its Subsidiaries (“Company Network”), taken as a whole, is in good working condition and is without any material defects for purposes of operating the business of the Company and its Subsidiaries as operated by the Company and its Subsidiaries.

(b) The Company and its Subsidiaries have good and valid title to or otherwise have the right to use all equipment materially necessary to operate and maintain the Company Network, except for any of the foregoing as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) The Company has delivered or otherwise made available for inspection to SPAC a list of all internet interconnection locations used by of the Company and its Subsidiaries.

4.22 Environmental Matters. Except as disclosed on Schedule 4.22:

(a) the Company and its Subsidiaries are and, since December 31, 2018, have been in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying with all material Permits required pursuant to Environmental Law for the operation of the business and the Leased Real Properties;

(b) there has been no Release of any Hazardous Materials at, in, on or under any Leased Real Property, and neither the Company nor its Subsidiaries have generated, stored, handled, used, processed, transported, Released or disposed of, or exposed any person to, Hazardous Materials at, in, on or under the Leased Real Property or off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property, except in each case as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries;

(c) neither the Company nor its Subsidiaries is subject to any current and material Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law, except in each case as would not reasonably be expected to be material to the Company or any of its Subsidiaries;

(e) neither the Company nor any Subsidiary has assumed by contract or operation of Law any liability of any other Person arising under Environmental Law, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries; and

(f) the Company has made available to SPAC all material environmental reports (including any Phase I or Phase II environmental site assessments), audits, and studies relating to the Leased Real Property or any other location for which the Company is reasonably likely to incur liability pursuant to Environmental Law and are in the Company’s possession or reasonable control.

4.23 Absence of Changes.

(a) Since December 31, 2020, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) From December 31, 2020, through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that (A) would require the consent of SPAC pursuant to Section 6.01 if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.

4.24 Affiliate Agreements. Except as set forth on Schedule 4.24 and except for in the case of any employee, officer or director, any employment Contract, Company Benefit Plans or Company Equity Awards made in the ordinary course of business consistent with past practice, none of the Company or any of its Subsidiaries is a party to any transaction or Contract with any (i) present or former executive officer or director of any of the Company or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.25 Internal Controls. Since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written complaint or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company or any of its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company or any of its Subsidiaries or (iii) fraud, regardless of whether material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.25, the Company and its Subsidiaries maintain systems of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.26 Permits.

(a) The Company and its Subsidiaries have all material Permits (the “Material Permits”) that are required to own, lease or operate their properties and assets and to conduct their business as currently conducted, except where the failure to obtain the same has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Permit is in full force and effect in accordance with its terms and not subject to any conditions (except for those conditions set forth on the face of the applicable Material Permit), (ii) no outstanding notice of revocation, cancellation, termination, or adverse modification of any Material Permit has been received by the Company or its Subsidiaries, (iii) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be timely renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (iv) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Material Permit and (v) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

(b) The Company and each of its Subsidiaries hold all Permits issued by the Federal Communications Commission or any successor Governmental Authority (the “FCC”), state public service or state public utility commissions (collectively, “State Regulators”) or the Federal Aviation Administration (the “FAA”) and all other material regulatory Permits, including eligible telecommunications carrier designations and franchises, ordinances and other agreements granting access to public rights of way, issued or granted to the Company or any of its Subsidiaries by a Governmental Authority that are required for the Company and each of its Subsidiaries to conduct its business, as presently conducted (collectively, the “Company Licenses”), except such Company Licenses the failure of which to so hold has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Schedule 4.26(b) sets forth a list of all Company Licenses, together with the name of the entity holding each such Company License and the date of expiration, if any, of each such Company License, in each case as of the date hereof.

(c) Each Company License is valid and in full force and effect and has not been suspended, revoked, canceled, terminated or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) any pending proceeding by or before the FCC, State Regulators or the FAA to suspend, terminate, adversely modify, revoke or cancel, or any judicial review of a decision by the FCC, State Regulators or the FAA with respect thereto, unless such pending proceeding or judicial review has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no (A) event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course , except where the failure to be renewed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (B) pending or threatened FCC, State Regulator or FAA regulatory proceedings relating to one or more of the Company Licenses that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (C) event, condition or circumstance that would materially impair, delay or preclude the ability of the Company or its Subsidiaries to obtain any consents from any Governmental Authority, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company License, order or other agreement, obtained from, issued by or concluded with any State Regulator imposes or would impose restrictions on the ability of any Subsidiary of the Company to make payments, dividends or other distributions to the Company or any other Subsidiary of the Company that limits, or would reasonably be expected to limit, the cash funding and management alternatives of the Company on a consolidated basis in a manner disproportionate to restrictions applied by such State Regulators to similarly situated companies.

(d) The Company, with respect to any Company License and any activity regulated by the FCC or State Regulators but not requiring a license (“Unlicensed Activity”), and each licensee of each Company License and each Subsidiary engaged in Unlicensed Activity (“Unlicensed Subsidiary”) is, and since December 31, 2018, has been, in compliance with each Company License and has fulfilled and performed all of its obligations with respect thereto and with respect to any Unlicensed Activity as required by the Communications Act of 1934, as amended (the “Communications Act”), or the rules, regulations, written policies and orders of the FCC (the “FCC Rules”) or similar rules, regulations, written policies and orders of State Regulators (the “State Communications Laws” and, with the Communications Act and the FCC Rules, the “Communications Laws”), and has timely (x) submitted all reports, notifications and applications required under the Communications Laws (including, but not limited to, FCC Form 477 and any submissions required in connection with the receipt of support from the Rural Digital Opportunity Fund (“RDOF”)), and all such reports, notifications and applications were complete and accurate in all material respects when filed and (y) paid all applicable regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances authorized under the Communications Laws and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each licensee of each Company License and each Unlicensed Subsidiary is in good standing with the FCC, State Regulators and all other Governmental Authorities, and neither the Company nor any licensee or Unlicensed Subsidiary is the respondent with respect to any formal complaint, action, notice of apparent liability, notice of forfeiture, order to show cause, investigation, audit, inquiry, subpoena, forfeiture, or petition before the FCC, the Universal Service Administrative Company (the “USAC”) or any other Governmental Authority (each an “Enforcement Proceeding”), except where any such Enforcement Proceedings have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company or a Subsidiary of the Company owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Company Licenses and each Unlicensed Subsidiary.

(e) Neither the Company nor any of its Subsidiaries is subject to any material cease-and-desist order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or has been ordered to pay any material civil money penalty by, the FCC, the FAA, USAC, any State Regulator or any other Governmental Authority (other than a taxing authority, which is covered by Section 4.17), other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing since December 31, 2018, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(f) All transmission towers owned or leased by the Company and its Subsidiaries are (to the knowledge of the Company with respect to leased towers) obstruction-marked and lighted by the Company or its Subsidiaries to the extent required by, and in accordance with, the rules and regulations of the FAA (the “FAA Rules”), except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Appropriate notification to the FAA has been made for each transmission tower owned by the Company and its Subsidiaries to the extent required to be made by the Company or any of its Subsidiaries by, and in accordance with, the FAA Rules, in each case (and to the knowledge of Company with respect to leased towers), except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) Connect Everyone LLC, a wholly-owned, direct Subsidiary of the Company (the “RDOF Subsidiary”), is a winning bidder of $268,851,315.90 of RDOF support over a ten-year period. The RDOF Subsidiary timely filed a long-form application on FCC Form 683 to be authorized to receive RDOF support from the FCC (“RDOF Application”). The RDOF Applications contains all information required under FCC rules and the FCC has not notified the Company or the RDOF Subsidiary of any defect in the RDOF Application the Company reasonably believes it cannot cure and that would result in the denial or dismissal of the RDOF Application (or have the effect of denial or dismissal). The certifications made by the Company and the RDOF Subsidiary in the RDOF Applications are, and at the time such RDOF Application was submitted were, complete and accurate. Except as set forth on Schedule 4.26(g), the RDOF Subsidiary has not defaulted on any winning bids for RDOF and will not be subject to any penalties for defaulting on RDOF winning bids. Except as set forth on Schedule 4.26(g), the RDOF Subsidiary has timely complied with, and is presently in compliance with, all obligations established by the FCC for winning bidders of RDOF support, including but not limited to, eligible telecommunications carrier designation, submission of audited financial statements, and letter of credit commitment letters. Neither the Company nor the RDOF Subsidiary has any present intention to default on any RDOF deployment or service obligation, and has no reason to believe that there is a material likelihood of such default occurring within the next five years.

4.27 Information Supplied. None of the information relating to the Company or its Subsidiaries supplied by the Company or Pubco, or by any other Person acting on behalf of the Company or Pubco, in writing specifically for inclusion or incorporation by reference in the Registration Statement or Proxy Statement will, as of the time the Registration Statement becomes effective under the Securities Act (in the case of the Registration Statement) and as of the date the Proxy Statement is first mailed to the SPAC Stockholders and at the time of the Special Meeting (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.27, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company or Pubco for use therein.

4.28 COVID-19. Except as set forth in Schedule 4.28, none of the Company or any of its Subsidiaries has sought material benefits or relief from any COVID-19-related programs (including the federal Paycheck Protection Program) or under any other COVID-19-related Laws.

4.29 Business Activities.

(a) Since its organization, Pubco has not conducted any business activities other than activities directed toward the accomplishment of the Transactions. Except as set forth in the Pubco Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Pubco or to which Pubco is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Pubco or any acquisition of property by Pubco or the conduct of business by Pubco as currently conducted or as contemplated to be conducted as of the Acquisition Merger Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Pubco to enter into and perform its obligations under this Agreement.

(b) Pubco does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Pubco was formed solely for the purpose of consummating the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the SPAC Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

4.30 No Additional Representations and Warranties; No Outside Reliance. Each of the Company and Pubco acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of SPAC and Merger Sub. In making its determination to proceed with the Transactions (including the Mergers), each of the Company and Pubco has relied on (i) the results of its own independent investigation and (ii) the representations and warranties of SPAC and Merger Sub expressly and specifically set forth in this Agreement (as modified by the Schedules) or any certificate delivered in accordance with Section 9.03(c). Each of the Company and Pubco hereby acknowledges that such representations and warranties by SPAC and Merger Sub constitute the sole and exclusive representations and warranties of SPAC and Merger Sub to the Company and Pubco in connection with the Transactions (including the Mergers), and each of the Company and Pubco understands, acknowledges and agrees that: (i) all other representations and warranties of any kind or nature, express or implied, (including but not limited to any representations and warranties as to the condition, value or quality of SPAC or SPAC’s assets or liabilities or prospects, any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to SPAC’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent) are specifically disclaimed by the Company and Pubco; (ii) no Person has been authorized by SPAC or Merger Sub to make any representations or warranties relating to any of SPAC, its Subsidiaries or the business of SPAC or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by the Company or Pubco as having been authorized by SPAC or Merger Sub and shall not be deemed to have been made by SPAC or Merger Sub; and (iii) except to the extent SPAC or Merger Sub may have so represented and warranted expressly and specifically in this Agreement or any certificate delivered in accordance with Section 9.03(c), no representation or warranty whatsoever is or has been made by or on behalf of SPAC or Merger Sub in respect of the accuracy or completeness of any information provided to the Company, Pubco or their Representatives by or on behalf of SPAC, Merger Sub or their Representatives.

Article V
REPRESENTATIONS AND WARRANTIES
OF SPAC AND MERGER SUB

Except as set forth in the SPAC Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SPAC SEC Reports filed or furnished by SPAC on or after September 18, 2020 (excluding (x) any disclosures in such SPAC SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), each of SPAC and Merger Sub represents and warrants to the Company and Pubco as follows:

5.01 Corporate Organization.

(a) SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of SPAC previously made available by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. SPAC is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and perform its obligations hereunder and own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Merger Sub is directly and wholly owned by SPAC. Other than Merger Sub, SPAC has no other Subsidiaries or any equity or other interests in any other Person.

5.02 Due Authorization.

(a) Each of SPAC and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder, and (subject to (x) SPAC’s receipt of the SPAC Stockholder Approvals (in the case of SPAC) and (y) the adoption of this Agreement by SPAC, in its capacity as the sole stockholder of Merger Sub (in the case of Merger Sub, which such approval shall be obtained promptly following execution and delivery of this Agreement)) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements by each of SPAC and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the SPAC Board and the board of directors of Merger Sub, as the case may be, and upon receipt by SPAC of the SPAC Stockholder Approval, and receipt by Merger Sub of the adoption of this Agreement by SPAC, no other corporate or equivalent proceeding on the part of SPAC or Merger Sub is necessary to authorize this Agreement or such Ancillary Agreements or SPAC’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by each of SPAC and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of each of SPAC and Merger Sub, enforceable against each of SPAC and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of a majority of the votes cast by holders of SPAC Common Stock, voting together as a single class, at the Special Meeting shall be required to approve each of the Proposals (including any separate or unbundled advisory proposals as are required to implement the foregoing), with each share of SPAC Common Stock entitling its holder to cast one (1) vote at the Special Meeting (the approval by SPAC Stockholders of all of the foregoing, collectively, the “SPAC Stockholder Approval”) and, assuming a quorum is present at the Special Meeting, the SPAC Stockholder Approval is the only vote of any holders of SPAC’s capital stock necessary in connection with the entry into this Agreement by SPAC and the consummation of the transactions contemplated hereby, including the Mergers.

(c) At a meeting duly called and held, the SPAC Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of SPAC and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and Taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the SPAC Stockholders approval of each of the matters requiring SPAC Stockholder Approval.

5.03 No Conflict. Subject to the receipt of the SPAC Stockholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 5.08, the execution, delivery and performance of this Agreement by each of SPAC and Merger Sub and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the SPAC Organizational Documents, any organizational documents of any Subsidiaries of SPAC or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of SPAC or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any material Contract to which either of SPAC or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of SPAC or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

5.04 Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against SPAC, or otherwise affecting SPAC or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon SPAC which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

5.05 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on the ability of SPAC or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions, SPAC and its Subsidiaries are, and since September 18, 2020, have been, in compliance in all material respects with all applicable Laws. Neither SPAC nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by SPAC or its Subsidiaries at any time since September 18, 2020, which violation would reasonably be expected to have a material adverse effect on the ability of SPAC or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) Since September 18, 2020, and except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by SPAC, its Subsidiaries, or, to the knowledge of SPAC, any officer, director, manager, employee, agent or representative of SPAC or its Subsidiaries, in each case, acting on behalf of SPAC or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither SPAC nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither SPAC nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither SPAC nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

5.06 Employee Benefit Plans. None of SPAC, Merger Sub, or any of their respective Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which SPAC, Merger Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “SPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of SPAC, Merger Sub or any of their respective Subsidiaries, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of SPAC, Merger Sub or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.07 Employees. Other than any officers as described in the SPAC SEC Reports and consultants and advisors in the ordinary course of business or in connection with SPAC’s or Sponsor’s identification, evaluation, negotiation or consummation of a Business Combination, SPAC and Merger Sub have never employed any employees or retained any contractors.

5.08 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of SPAC or Merger Sub with respect to SPAC’s or Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws and the NYSE, (b) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and (c) those disclosed on Schedule 4.05.

5.09 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $414,000,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 5, 2020, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate or (ii) entitle any Person (other than (x) any SPAC Stockholder who is a Redeeming Stockholder and (y) deferred underwriting fees payable upon consummation of a Business Combination to the underwriters of SPAC’s initial public offering in the amount of $14,490,000) to any portion of the proceeds in the Trust Account. Prior to Acquisition Merger Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus dated October 5, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. Since October 5, 2020, SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Following the Acquisition Merger Effective Time, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Acquisition Merger Closing Date after the Acquisition Merger Effective Time.

(c) As of the date hereof, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.10 Taxes.

(a) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions:

(i) All Tax Returns required by Law to be filed by SPAC and Merger Sub have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete.

(ii) All amounts of Taxes shown due on any Tax Returns of SPAC or Merger Sub and all other amounts of Taxes owed by SPAC and Merger Sub have been timely paid.

(iii) Each of SPAC and Merger Sub has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(iv) Neither SPAC nor Merger Sub is currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes. Neither SPAC nor Merger Sub has received any written notice from a Governmental Authority of a proposed deficiency of any amount of Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where SPAC or Merger Sub does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of SPAC or Merger Sub, and no written request for any such waiver or extension is currently pending.

(v) Neither SPAC nor Merger Sub (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(vi) Neither SPAC nor Merger Sub has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(vii) Neither the SPAC nor Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Acquisition Merger Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Acquisition Merger Closing Date and made prior to the Acquisition Merger Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Acquisition Merger Closing; (C) installment sale or open transaction disposition made prior to the Acquisition Merger Closing; (D) prepaid amount received prior to the Acquisition Merger Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Acquisition Merger Closing; or (F) Sections 951, 951A or 965 of the Code.

(viii) There are no Liens with respect to Taxes on any of the assets of the SPAC or Merger Sub, other than Permitted Liens.

(ix) Neither SPAC nor Merger Sub has any liability for the Taxes of any Person (other than SPAC or Merger Sub) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(x) Neither SPAC nor Merger Sub is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(xi) SPAC and Merger Sub are each classified as a corporation for U.S. federal income tax purposes.

(xii) Neither SPAC nor Merger Sub currently has, and has not within the past three (3) years had, a permanent establishment in any country other than its jurisdiction of formation, and has not engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(b) Neither SPAC nor Merger Sub has taken any action that, nor to the knowledge of SPAC are there any facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent, impair or impede the Mergers from qualifying for the Intended Tax Treatment.

(c) This Section 5.10 contains the exclusive representations and warranties of SPAC and Merger Sub with respect to Tax matters.

5.11 Brokers’ Fees. Except for fees previously disclosed by SPAC to the Company to be paid to the Persons described on SPAC Schedule 5.11, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or Merger Sub or any of their respective Affiliates, including the Sponsor.

5.12 SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) SPAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 18, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SPAC SEC Reports”). None of the SPAC SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the SPAC Merger Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SPAC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established, including timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c) SPAC has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as set forth on SPAC Schedule 5.12(e), neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) Notwithstanding anything in this Section 5.12 or otherwise in this Agreement, no representation or warranty is made as to the accounting treatment of SPAC’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in SPAC’s financial statements.

5.13 Business Activities; Absence of Changes.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of Acquisition Merger Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) Other than capital stock of Merger Sub, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02), (ii) as set forth on SPAC Schedule 5.13(c) and (iii) with respect to fees and expenses of SPAC’s legal, financial and other advisors, SPAC is not, and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of one hundred thousand dollars ($100,000) monthly, two million dollars ($2,000,000) in the aggregate with respect to any individual Contract or more than three million dollars ($3,000,000) in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on SPAC Schedule 5.13(c)).

(d) There is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet for the quarterly period ended June 30, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet for the quarterly period ended June 30, 2021 in the ordinary course of the operation of business of SPAC and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole) or (iii) disclosed in SPAC Schedule 5.13(d).

(e) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Transactions. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of Acquisition Merger Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(f) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Merger Sub was formed solely for the purpose of effecting the Acquisition Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Acquisition Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h) (i) Since September 18, 2021, there has not been any change, development, condition, occurrence, event or effect relating to SPAC or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of SPAC or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions and (ii) from June 30, 2021, through the date of this Agreement, SPAC and its Subsidiaries have not taken any action that (A) would require the consent of the Company pursuant to Section 7.02 if such action had been taken after the date hereof or (B) is material to SPAC and its Subsidiaries, taken as a whole.

5.14 Information Supplied. None of the information relating to SPAC or its Subsidiaries supplied by SPAC, or by any other Person acting on behalf of SPAC, in writing specifically for inclusion or incorporation by reference in the Registration Statement or Proxy Statement will, as of the time the Registration Statement becomes effective under the Securities Act (in the case of the Registration Statement) and as of the date the Proxy Statement is first mailed to the SPAC Stockholders and at the time of the Special Meeting (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 5.14, no representation or warranty is made by SPAC with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of SPAC for use therein.

5.15 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of SPAC consists of 525,000,000 shares of capital stock, divided into (i) 500,000,000 shares of SPAC Class A Common Stock, 41,400,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 shares of SPAC Class B Common Stock, 10,350,000 of which are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 shares of SPAC preferred stock, par value $0.0001 per share, none of which are issued and outstanding as of the date of this Agreement. 20,653,333 SPAC Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SPAC Common Stock and SPAC Warrants (i) have been duly authorized and validly issued and are fully paid and, in the case of SPAC Common Stock, nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SPAC SEC Reports with respect to certain SPAC Common Stock held by the Sponsor.

(b) Except for this Agreement, the SPAC Warrants, the Subscription Agreements and as set forth on SPAC Schedule 5.15(b), as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in the SPAC SEC Reports or the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Stockholders may vote. Except as disclosed in the SPAC SEC Reports, SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any Person (other than Merger Sub) and does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person (other than Merger Sub) is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which SPAC is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will not be waived on or prior to the Acquisition Merger Closing Date.

(c) As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding and beneficially held (and held of record) by SPAC as of the date of this Agreement.

(d) Except as set forth in the SPAC Organizational Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

5.16 NYSE Stock Market Quotation. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FMAC.” SPAC is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or terminate the listing of SPAC Class A Common Stock on the NYSE. Neither SPAC nor the Sponsor has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

5.17 Contracts; No Defaults.

(a) SPAC Schedule 5.17(a) contains a listing of (i) every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements) and (ii) any Contract under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of SPAC or one or more of its Subsidiaries, in each case, to which, as of the date of this Agreement, SPAC or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (the “SPAC Material Contracts”). True, correct and complete copies of the SPAC Material Contracts listed on SPAC Schedule 5.17(a) have been delivered to or made available to the Company or its agents or representatives.

(b) Each Contract of a type required to be listed on SPAC Schedule 5.17(a), whether or not set forth on SPAC Schedule 5.17(a), was entered into at arm’s-length and in the ordinary course of business. Except for any SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Acquisition Merger Closing Date, with respect to any Contract of the type described in SPAC Schedule 5.17(a), whether or not set forth on SPAC Schedule 5.17(a), (i) such Contracts are in full force and effect and represents the legal, valid and binding obligations of SPAC or its Subsidiaries party thereto and, to the knowledge of SPAC, represents the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of SPAC, is enforceable by SPAC or its Subsidiaries to the extent a party thereto in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case except as would not be material and adverse to SPAC and Merger Sub, taken as a whole, (ii) neither SPAC nor Merger Sub is, nor has SPAC received written notice that any other party to such SPAC Material Contract is, in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any SPAC Material Contract to which it is a party, (iii) since October 5, 2020, neither SPAC nor Merger Sub has received any written notice to terminate any SPAC Material Contract, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of SPAC, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any SPAC Material Contract by SPAC or Merger Sub or, to the knowledge of SPAC, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since October 5, 2020, through the date hereof, neither the SPAC nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract, in each case except as would not be material and adverse to SPAC and Merger Sub, taken as a whole.

5.18 Title to Property. Except as set forth on SPAC Schedule 5.18, neither SPAC nor Merger Sub (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.19 Investment Company Act. Neither SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20 Affiliate Agreements. Except as set forth on SPAC Schedule 5.20, none of SPAC or Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of SPAC or Merger Sub, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of SPAC or (iii) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “SPAC Affiliate Agreement”).

5.21 Takeover Statutes and Charter Provisions. The SPAC Board has taken all action necessary such that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Law applies with respect to SPAC or any of its Subsidiaries in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which SPAC or any of its Subsidiaries is subject, party or otherwise bound.

5.22 PIPE and Convertible Note Subscription Agreements. SPAC has delivered to the Company true, correct and complete copies of each of (a) the PIPE Subscription Agreements that have been executed as of the date hereof, pursuant to which the PIPE Subscribers party thereto have committed, subject to the terms and conditions therein, to purchase shares of Pubco Class A Common Stock in the aggregate for an aggregate amount equal to one hundred nine million dollars ($109,000,000) (together with amounts committed pursuant to Acceptable Subscription Agreements executed after the date hereof, “PIPE Investment Amount”) and (b) the Convertible Note Subscription Agreements that have been executed as of the date hereof, pursuant to which the Note Subscribers party thereto have committed, subject to the terms and conditions therein, to purchase convertible notes of Pubco with an aggregate principal amount equal to one hundred fifty million dollars ($150,000,000). Each of the Subscription Agreements executed as of the date hereof is in full force and effect and is legal, valid and binding upon SPAC, enforceable in accordance with it terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. None of the Subscription Agreements executed as of the date hereof have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and to the knowledge of SPAC (i) as of the date of this Agreement, no such withdrawal, termination, amendment or modification is contemplated, and (ii) as of the date of this Agreement, the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Subscribers party thereto in any respect. There are no side letters or Contracts to which SPAC or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement or the Subscription Agreements. SPAC has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements executed as of the date hereof that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. SPAC has, and to the knowledge of SPAC, the Subscribers that have executed Subscription Agreements as of the date hereof have, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the knowledge of SPAC, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute a default or material breach on the part of SPAC or the Subscribers party to Subscription Agreements executed as of the date hereof, (B) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, constitute a failure to satisfy a condition on the part of SPAC to a Subscription Agreement executed as of the date hereof or (C) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on Acquisition Merger Closing Date. As of the date hereof, assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, SPAC has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, SPAC is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

5.23 No Additional Representations and Warranties; No Outside Reliance. Each of SPAC and Merger Sub acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of the Company. In making its determination to proceed with the Transactions (including the Mergers), each of SPAC and Merger Sub has relied on (i) the results of its own independent investigation and (ii) the representations and warranties of the Company expressly and specifically set forth in this Agreement (as modified by the SPAC Schedules) or any certificate delivered in accordance with Section 9.02(c). Each of SPAC and Merger Sub hereby acknowledges that such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to SPAC and Merger Sub in connection with the Transactions (including the Mergers), and each of SPAC and Merger Sub understands, acknowledges and agrees that: (i) all other representations and warranties of any kind or nature, express or implied, (including but not limited to any representations and warranties as to the condition, value or quality of the Company or the Company’s assets or liabilities or prospects, any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent) are specifically disclaimed by each of SPAC and Merger Sub; (ii) no Person has been authorized by the Company to make any representations or warranties relating to any of the Company, its Subsidiaries or the business of the Company or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by SPAC and Merger Sub as having been authorized by the Company and shall not be deemed to have been made by the Company; and (iii) except to the extent the Company may have so represented and warranted expressly and specifically in this Agreement or any certificate delivered in accordance with Section 9.02(c), no representation or warranty whatsoever is or has been made by or on behalf of the Company or Pubco in respect of the accuracy or completeness of any information provided to SPAC, Merger Sub or their Representatives by or on behalf of the Company or its Representatives.

Article VI
COVENANTS OF THE COMPANY

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Acquisition Merger Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by SPAC in writing (including email) (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries, (iii) use commercially reasonable efforts to keep available the services of their present officers, and (iv) use commercially reasonable efforts to maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor; provided that, in the case of each of the preceding clauses (i)-(iv), during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, the Company may, in connection with the coronavirus (COVID-19) pandemic, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries or (B) to respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic, including, but not limited to, the COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to the coronavirus (COVID-19) pandemic shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that the Company or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable; provided, further, that no action or inaction by the Company or any of its Subsidiaries with respect to matters specifically addressed by clauses (a) through (w) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of (a) through (w) below. Except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries other than in accordance with Section 6.10;

(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to any of the stockholders of the Company in their capacities as stockholders, except dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) except in connection with the conversion of any Company Preferred Stock in accordance with the Company Certificate of Incorporation (including the Preferred Stock Conversion), the exercise of any Company Warrants set forth on Schedule 4.06(a) in accordance with their terms, or the exercise or settlement of any Company Equity Award set forth on Schedule 4.06(b) in accordance with their terms, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or promise to grant the foregoing or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock, except for any shares of Company Capital Stock (including any shares of Company Series Z Preferred Stock), or any securities exercisable for or convertible into shares of Company Capital Stock, issuable pursuant to any subscription agreement with the Company entered into after the date of this Agreement, in each case, with the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed) (any shares of Company Capital Stock issuable (including upon the exercise of conversion of any other securities) pursuant to such subscription agreement entered into in compliance with this clause (iii), “Additional Funding Shares”) or (iv) except pursuant to the Company Stock Plan in effect, and the terms of Company Equity Awards set forth on Schedule 4.06(b), as of the date of this Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c) enter into, or amend or modify any material term of (in a manner adverse to the Company or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.14(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 4.14(a)), any lease or other occupancy agreement related to real property to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

(d) acquire any wireless spectrum, except (i) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing operations of the Company or its Subsidiaries, (ii) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to SPAC prior to the date hereof, (iii) pursuant to an auction of wireless spectrum by a Governmental Authority or (iv) in one or more transactions with respect to which the aggregate consideration for all such transactions (including any cash component of an otherwise fair market value exchange of spectrum licenses) during the period from the date of this Agreement to the Acquisition Merger Closing Date does not exceed $1,000,000;

(e) transfer, sell, lease, exclusively license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of (in each case except among the Company and its wholly owned Subsidiaries, including transactions between such Subsidiaries) any material Company Licenses or wireless spectrum (or leases therefor) (or authorize, by action or inaction, any licensee leasing spectrum to the Company or any of its Subsidiaries to do any of the foregoing to the extent it would materially impair rights of the Company or its Subsidiaries to leased spectrum), other than (i) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing operations of the Company or its Subsidiaries in any material respect, (ii) pursuant to any agreement in effect on the date hereof and made available to SPAC prior to the date hereof (and without giving effect to any amendment or modification thereto entered into after the date hereof), (iii) effecting any of the foregoing in one or more transactions (including any cash component of an otherwise fair market value exchange of spectrum licenses and fair market value of the wireless spectrum for any lease not so renewed) during the period from the date of this Agreement to the Acquisition Merger Closing Date does not exceed $1,000,000, or (iv) Liens which are required to be granted pursuant to the terms of any Indebtedness existing on the date hereof or permitted to be incurred hereunder;

(f) sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company and its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole (including Company Intellectual Property and Company Software), except for (w) transactions solely among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company, (x) dispositions of obsolete or worthless assets, (y) sales of inventory in the ordinary course of business consistent with past practice and (z) sales, abandonment, lapses of assets or items or materials in an amount not in excess of $500,000, in the aggregate, other than (A) as set forth on Schedule 6.01(f), (B) where the Company has, in its reasonable business judgment, decided to cancel, abandon, publish, allow to lapse or not renew such Owned Intellectual Property, (C) Permitted Liens or (D) pledges, non-exclusive licenses and encumbrances on property and assets (including Company Intellectual Property and Company Software) in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(g) except as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement or applicable Law, (i) except with respect to the employees set forth on Schedule 6.01(g) subject to the limitations set forth on Schedule 6.01(g), grant any increase in compensation, benefits or severance to any director, employee or independent contractor of the Company or its Subsidiaries, except for increases to annual cash compensation in the ordinary course of business consistent with past practice that do not exceed 10% for any individual, (ii) adopt, enter into, amend in any material respect or terminate any collective bargaining or similar agreement with a labor union or representative (including agreements with works councils and trade unions and legally binding side letters or memoranda of understanding) or any material Company Benefit Plan, in each case, to which the Company or its Subsidiaries is a party or by which it is bound, other than offer letters that provide for at-will employment and do not require payment of any severance or similar benefits upon a termination of employment and that are entered in the ordinary course of business consistent with past practice, (iii) grant or provide any severance, termination or change of control or retention payments or benefits to any director, employee or independent contractor of the Company or its Subsidiaries, except for severance paid in connection with ordinary course terminations of non-executive employees required by a Company Benefit Plan set forth on Schedule 4.15(a), (iv) terminate any employee of the Company or its Subsidiaries who is at the executive level (other than for cause), (v) take any action that will result in the acceleration of vesting or payment timing or requirement for funding of any compensation or benefits to any director, officer, employee or individual independent contractor of the Company or its Subsidiaries under any of the Company Benefit Plans, (vi) except as required by applicable Law, recognize any labor union or representative or (vii) waive any restrictive covenant obligations of any executive officer or key employee of the Company or its Subsidiaries;

(h) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Transactions);

(i) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to SPAC prior to the date hereof;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except travel or similar advances to employees, directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business and extended payment terms for customers in the ordinary course of business;

(k) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to or otherwise materially change a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes, or enter into any material Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(l) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(m) acquire any fee interest in real property;

(n) enter into, renew or amend in any material respect any Company Affiliate Agreement;

(o) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $500,000 in the aggregate;

(p) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $5,000,000, other than (x) solely between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, (y) any obligations under capitalized leases incurred in the ordinary course of business consistent with past practice or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing Indebtedness to the extent set forth on Schedule 6.01(p) and, in any event, in an aggregate amount of no more than $5,000,000; provided that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 6.01(p) shall be deemed not to violate Section 6.01(b) or Section 6.01(c);

(q) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(r)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(s) make any material change to its rate structure or revenue model or otherwise offer or grant any discounts outside the ordinary course of business consistent with past practice;

(t) voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(u) fail to maintain any of the Company Licenses in full force and effect without material modification in a manner adverse to the Company, where such failure would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(v) take or fail to take any action that would reasonably be expected to materially prejudice grant of the Company’s RDOF Application and/or the Company’s receipt of RDOF support in an amount substantially less than the amount set forth in Section 4.26(g), after taking into account any bid defaults described in the Company’s letter to the FCC dated August 16, 2021, or any other such bid defaults the Company may make after consultation with SPAC; and

(w) enter into any agreement or undertaking to do any action prohibited under this Section 6.01, other than entry into a letter of intent, memorandum of understanding or agreement in principle for the purchase of all or a portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; provided that such transaction, if consummated, would not require financial statements to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act.

6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Acquisition Merger Effective Time.

6.03 HSR Act and Antitrust Approvals.

(a) In connection with the Transactions, the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to SPAC as promptly as reasonably practicable all information required for any application or other filing required to be made by SPAC pursuant to any Antitrust Law. The Company shall substantially comply with any Information or Document Requests.

(b) The Company shall request early termination of any waiting period under the HSR Act (to the extent available) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Subsidiaries or Affiliates to, and the Company and its Subsidiaries and Affiliates shall not, without the prior written consent of SPAC, agree or otherwise be required to, take any action with respect to the Company or any of its Subsidiaries or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Subsidiaries or Affiliates, or any interest therein.

(d) The Company shall promptly notify SPAC of any substantive communication with any Governmental Authority or third party with respect to the Transactions, and furnish to SPAC upon request copies of any notices or written communications received by the Company or any of its Affiliates with respect to the Transactions, and the Company shall permit counsel to SPAC an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the Transactions; provided that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent practicable and permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or by electronic means, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of the Company, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that the Company may, as it deems advisable and necessary, designate any materials provided to SPAC under this Section 6.03 as “outside counsel only.”

(e) SPAC and the Company shall each pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.

6.04 Support Agreement; Termination of Certain Agreements.

(a) Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause the Company Requisite Stockholders to, execute and deliver the Support Agreement to SPAC.

(b) On and as of the Acquisition Merger Closing, the Company shall take all actions necessary to cause any Contract listed on Schedule 6.04 to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Acquisition Merger Closing (except for any provisions thereof which expressly survive the termination of such Contract pursuant to the terms thereof).

6.05 No SPAC Common Stock Transactions. From and after the date of this Agreement until the Acquisition Merger Effective Time, except as otherwise contemplated by this Agreement, none of the Company or any of its Subsidiaries shall engage in any transactions involving the securities of SPAC without the prior consent of the Company.

6.06 No Claim Against the Trust Account. The Company acknowledges that SPAC is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read SPAC’s final prospectus, dated October 5, 2020, and other SPAC SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions or, in the event of termination of this Agreement, another Business Combination, are or is not consummated within the requisite period set forth in the SPAC Organizational Documents or such later date as approved by the stockholders of SPAC to complete a Business Combination, SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 6.06 shall survive the termination of this Agreement for any reason.

6.07 Proxy Solicitation; Other Actions.

(a) The Company agrees to use reasonable best efforts to provide Pubco and SPAC, as soon as reasonably practicable after the date hereof (or after the end of each interim period in the case of the Unaudited Interim Financial Statements) (i) audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity, of the Company and its Subsidiaries as of and for each of the years ended December 31, 2019 and December 31, 2020, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the PCAOB (the “PCAOB Audited Financial Statements”) and (ii) unaudited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, of the Company and its Subsidiaries as of and for each interim period required to be presented in the Registration Statement, in each case, prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with SAS 100 review procedures (the “Unaudited Interim Financial Statements”). The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Pubco, SPAC and their respective counsel in connection with (A) the drafting of the Registration Statement and (B) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Pubco and SPAC in connection with preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Pubco and SPAC prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Pubco, SPAC and the Company shall reasonably cooperate to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Pubco or SPAC pursuant to this Section 6.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.08 Non-Solicitation by Company; Company Acquisition Proposals.

(a) During the Interim Period, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing; provided that it is understood and agreed that any determination or action by the Company Board made in accordance with Section 6.08(b) shall not be deemed to be a breach or violation of this Section 6.08(a). The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request). The Company shall promptly (and in any event within one (1) Business Day) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its Subsidiaries or their respective Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.08 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.08 by the Company.

(b) Notwithstanding anything to the contrary in Section 6.08(a) or Section 8.03(a), this Agreement shall not prevent the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided that this clause (b) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation.

6.09 Treatment of Company Indebtedness. The Company shall use reasonable best efforts, and shall cause its applicable Subsidiaries to use reasonable best efforts, to deliver to Pubco and SPAC at least two Business Days prior to the Acquisition Merger Closing Date (with drafts being delivered in advance as reasonably requested by SPAC) (a) a copy of a payoff letter (subject to the delivery of funds as arranged by SPAC) with respect to the Credit Agreement (the Indebtedness under the Credit Agreement and any related letter of credit, secured cash management agreement or secured hedge agreement, the “Subject Indebtedness”) in customary form reasonably satisfactory to Pubco and SPAC, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, fees, prepayment premiums, termination costs, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Acquisition Merger Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under such payoff letter, the Subject Indebtedness and all related loan documents shall be terminated and (iii) provide that all Liens and guarantees in connection with the Subject Indebtedness relating to the assets and properties of the Company or any of its Subsidiaries securing the obligations under the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Acquisition Merger Closing Date and (b) all documentation relating to the release of all related Liens and guarantees with respect to the Subject Indebtedness (including any termination statements on Form UCC-3 or other releases).

Article VII
COVENANTS OF SPAC

7.01 HSR Act and Antitrust Approvals.

(a) In connection with the Transactions, SPAC shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. SPAC shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. SPAC shall substantially comply with any Information or Document Requests.

(b) SPAC shall request early termination of any waiting period under the HSR Act (to the extent available) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) SPAC shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect SPAC’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of SPAC or the Company and its Subsidiaries; provided, further, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate SPAC or any other Person to take any actions with respect to SPAC’s Affiliates, the Sponsor, the Subscribers, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, SPAC’s Affiliates, the Sponsor, the Subscribers or any portfolio company (as such term is commonly understood in the private equity industry) or investment of SPAC’s Affiliates, Sponsor, the Subscribers or of any such investment fund or investment vehicle.

(d) SPAC shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any notices or written communications received by, SPAC and any Governmental Authority with respect to the Transactions, and SPAC shall permit counsel to the Company an opportunity to review in advance, and SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by SPAC to any Governmental Authority concerning the Transactions; provided that SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC agrees to provide, to the extent practicable and permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or by electronic means, between SPAC or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of SPAC, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that SPAC may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

(e) SPAC and the Company shall each pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.

(f) SPAC shall not, and shall cause Merger Sub not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 7.01(f) shall not apply to or be binding upon SPAC’s Affiliates, the Sponsor, the Subscribers, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, SPAC’s Affiliates, the Sponsor, the Subscribers or any portfolio company (as such term is commonly understood in the private equity industry) or investment of SPAC’s Affiliates, the Sponsor, the Subscribers or of any such investment fund or investment vehicle.

7.02 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on SPAC Schedule 7.02, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), SPAC shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the SPAC Organizational Documents or the organizational documents of Merger Sub;

(ii) create or form any Subsidiary;

(iii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding shares or other equity interests; (B) split, combine, reclassify or otherwise change any of its shares or other equity interests; or (C) other than the redemption of any shares of SPAC Common Stock required by the Offer or as otherwise required by SPAC’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of, or other equity interests in, SPAC;

(iv) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to or otherwise materially change a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute that would give rise to any claim of assessment of Taxes, or enter into any material Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(v) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(vi) other than as set forth on SPAC Schedule 7.02(a)(vi), enter into, renew or amend in any material respect, any SPAC Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute a SPAC Affiliate Agreement);

(vii) enter into, or amend or modify any material term of (in a manner adverse to SPAC or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on SPAC Schedule 5.17(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on SPAC Schedule 5.17(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which SPAC or its Subsidiaries is a party or by which it is bound;

(viii) waive, release, compromise or settle any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability in excess of the amount set forth in SPAC Schedule 7.02(a)(viii);

(ix) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in respect of and/or to fund fees and expenses incurred in connection with the Transactions;

(x) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares of, or other equity interests in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares or equity interests, other than (i) in connection with the exercise of any SPAC Warrants outstanding on the date hereof, (ii) the Transactions (including the transactions contemplated by the Subscription Agreements) or (iii) SPAC Class A Common Stock or Pubco Common Stock at a purchase price payable to SPAC or Pubco, as applicable, equal to or greater than ten dollars ($10.00) per share (before calculating any transaction expenses), in each case, with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) (any agreement in respect of the purchase and sale of such SPAC Class A Common Stock or Pubco Common Stock in compliance with this clause (iii), an “Acceptable Subscription Agreement”) or (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

(xi) except as contemplated by this Agreement, adopt or amend any SPAC Benefit Plan, or enter into any employment contract or collective bargaining agreement;

(xii) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC or its Subsidiaries (other than the Transactions);

(xiii) make any capital expenditures;

(xiv) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xv) enter into any new line of business outside of the business currently conducted by SPAC and its Subsidiaries as of the date of this Agreement;

(xvi) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xvii) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to SPAC and its Subsidiaries and their assets and properties; or

(xviii) enter into any agreement or undertaking to do any action prohibited under this Section 7.02.

(b) During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Trust Agreement and all other agreements or Contracts to which SPAC or its Subsidiaries may be a party.

7.03 Trust Account. Prior to or at Acquisition Merger Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of SPAC Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding SPAC Expenses pursuant to Section 3.08 and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 3.07; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to SPAC.

7.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which SPAC or any of its Subsidiaries is bound, SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of SPAC, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Acquisition Merger Effective Time.

7.05 SPAC Exchange Listing. From the date hereof through the SPAC Merger Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Class A Common Stock to be listed on, the NYSE. Notwithstanding the foregoing, if mutually agreed by SPAC and the Company, SPAC may delist the SPAC Class A Common Stock from the NYSE, effective as of no later than the SPAC Merger Closing, and shall prepare and submit to Nasdaq (“Nasdaq”) a listing application, in accordance with Nasdaq rules, covering the shares of SPAC Class A Common Stock issuable in the Mergers, and shall obtain approval for the listing of the SPAC Class A Common Stock on Nasdaq from and after the SPAC Merger Closing, and the Company shall reasonably cooperate with SPAC with respect to such listing.

7.06 SPAC Public Filings. From the date hereof through the SPAC Merger Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.07 Exclusivity. SPAC agrees that immediately following the execution of this Agreement it shall, and shall use its reasonable best efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Business Combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination. SPAC shall promptly (and in any event within one (1) Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Business Combination (other than with the Company or any of its Subsidiaries), which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”), and thereafter promptly (and in any event within one (1) Business Day) keep the Company reasonably informed of any material developments with respect to any such Business Combination Proposal; provided that SPAC’s notice obligations under this Section 7.07 shall not apply to Business Combination Proposals received by Sponsor, its Affiliates (other than SPAC and its Subsidiaries) or any of their respective Representatives or that do not disclose the identity of the proposed counterparty.

Article VIII
JOINT COVENANTS

8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information), in cooperation and consultation with each other, as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, including any required approvals of the FCC, the FAA, or State Regulators for transfers of control of the holders of the Company Licenses and the RDOF Subsidiary, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties and Governmental Authorities that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable, in each case, subject to applicable fiduciary duties. Notwithstanding the foregoing, in no event shall SPAC, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions. SPAC and the Company shall each pay 50% of all filing fees required by a Governmental Authority in connection with any approval required under clause (a) above.

8.02 Preparation of Registration Statement; Special Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement and the receipt by Pubco and SPAC of the PCAOB Audited Financial Statements and the Unaudited Interim Financial Statements, Pubco and SPAC shall prepare, with the assistance of the Company, and cause to be filed with the SEC by Pubco a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Pubco Class A Common Stock to be issued under this Agreement as Per Share Consideration or SPAC Merger Consideration and the Pubco Warrants (and the Pubco Class A Common Stock issuable upon exercise thereof), which Registration Statement will also contain the Proxy Statement. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, SPAC will cause the Proxy Statement to be mailed to stockholders of SPAC. SPAC and the Company shall each pay 50% of all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of SPAC Class A Common Stock to be issued as Per Share Consideration, SPAC Merger Consideration and the Pubco Warrants (and the Pubco Class A Common Stock issuable upon exercise thereof), other than fees and expenses of advisors (which shall be borne by the party incurring such fees).

(b) Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If SPAC or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) SPAC, on the one hand, and the Company, on the other hand, shall reasonably cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. SPAC and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of SPAC Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC Organizational Documents. Each of the Company and SPAC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that SPAC receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) SPAC and Pubco agree to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the SPAC Organizational Documents) and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) to the extent required by applicable Securities Laws or the NYSE or Nasdaq listing rules, as applicable, approval of the Pubco Delaware Charter and the Pubco Delaware Bylaws and each change to the Pubco Organizational Documents effected thereby that is required to be separately approved, including any separate or unbundled advisory proposals as are required to implement the foregoing (the “Pubco Organizational Documents Proposal”), (iii) to the extent required by the NYSE or Nasdaq, as applicable, listing rules, approval of the issuance of the SPAC Class A Common Stock pursuant to the Subscription Agreements and this Agreement (the “Exchange Proposal”), (iv) to the extent required by applicable Securities Laws or the NYSE or Nasdaq, as applicable, listing rules, the approval and adoption of the Pubco Equity Incentive Plan (the “Pubco Equity Incentive Plan Proposal”), (v) to the extent required by applicable Securities Laws or the NYSE or Nasdaq, as applicable, listing rules, the approval and adoption of the Pubco ESPP (the “Pubco ESPP Proposal”), (vi) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”) and (vii) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (the “Additional Proposal” and together with the Transaction Proposal, the Pubco Organizational Documents Proposal, the Exchange Proposal, the Equity Incentive Plan Proposal, the Pubco ESPP Proposal and the Adjournment Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be voted on by the SPAC Stockholders at the Special Meeting.

(d) SPAC shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting, (ii) cause the Proxy Statement to be disseminated to SPAC Stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of SPAC Common Stock to vote in accordance with the recommendation of the SPAC Board with respect to each of the Proposals. SPAC shall, through the SPAC Board, recommend to its stockholders that they approve the Proposals (the “SPAC Board Recommendation”) and shall include the SPAC Board Recommendation in the Proxy Statement. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation. SPAC may postpone the Special Meeting, or adjourn the Special Meeting opened in accordance with the SPAC Organizational Documents, on one or more occasions for up to twenty (20) Business Days in the aggregate after the date for which the Special Meeting was originally scheduled upon the good faith determination by the SPAC Board that such postponement or adjournment, as the case may be, is necessary to (i) solicit additional proxies to obtain the SPAC Stockholder Approval, (ii) obtain a quorum if one is not present at any then scheduled Special Meeting, (iii) ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the SPAC Stockholders with adequate time for review prior to the Special Meeting, or (iv)  otherwise take actions consistent with SPAC’s obligations under Section 8.01.

8.03 Solicitation of Company Requisite Approval.

(a) The Company shall, in a manner in compliance with applicable Law, solicit the Company Requisite Approval via written consent (the “Written Consent”) as soon as practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with SPAC) for determining the Company Stockholders entitled to provide such written consent, (ii) cause the Consent Solicitation Statement together with any other stockholder materials required by applicable Law, in form and substance reasonably acceptable to SPAC, to be disseminated no later than five (5) Business Days after the Registration Statement becomes effective to the Company Stockholders in compliance with applicable Law (which Consent Solicitation Statement shall also contain the notice of availability of appraisal rights in accordance with Section 262 of the DGCL) and (iii) solicit written consents from the Company Stockholders to give the Company Requisite Approval. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Consent Solicitation Statement.

(b) The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 8.03. The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in clause (i) or (ii), a “Company Change in Recommendation”). The Company will provide SPAC with copies of all stockholder consents it receives within one (1) Business Day of receipt.

(c) If the Company Requisite Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.03 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Company Change in Recommendation.

8.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”). The party responsible for filing any Tax Returns with respect to all such Transfer Taxes shall (after providing the other party a reasonable opportunity to review and comment on such Tax Returns) file all such Tax Returns, and, if required by applicable Law, the other party will join in the execution of any such Tax Returns. The Company and SPAC agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) Tax Treatment. SPAC, Merger Sub and the Company intend that the Mergers shall qualify for the Intended Tax Treatment. None of the Company or its Affiliates, on the one hand, or SPAC or its Affiliates, on the other hand, shall take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent, impair or impede the Mergers from qualifying for the Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) The parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment by taking the actions described on Schedule 8.04(c).

(d) The Company, Pubco, SPAC, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to the Mergers.

(e) On or prior to the Acquisition Merger Closing Date, the Company shall deliver to SPAC a certification from the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c) dated no more than thirty (30) days prior to the Acquisition Merger Closing Date and signed by a responsible corporate officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

8.05 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Acquisition Merger Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by SPAC or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make non-public announcements and may provide information regarding this Agreement and the Transactions to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto so long as such information is substantively consistent with public statements previously consented to by the other party in accordance with this Section 8.04(c); provided, further, that subject to Section 6.02 and this Section 8.04(c), the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

8.06 Post-Closing Cooperation; Further Assurances. Following the Acquisition Merger Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.07 Transaction Litigation. From and after the date of this Agreement until the earlier of the Acquisition Merger Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands, other stockholder Actions (including derivative claims) or Actions brought by any third-party relating to this Agreement, any related agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any of SPAC or its Subsidiaries or any of their respective Representatives (in their capacity as a Representative of SPAC or any of its Subsidiaries), or, in the case of the Company, any of the Company or its Subsidiaries or any of their respective Representatives (in their capacity as a Representative of the Company or any of its Subsidiaries). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) SPAC or any of its Subsidiaries or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) the Company or any of its Subsidiaries any or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed).

8.08 Indemnification and Insurance.

(a) From and after the Acquisition Merger Effective Time, the Surviving Corporation and the Surviving Subsidiary Corporation shall indemnify and hold harmless each present and former director and officer of the Company, SPAC and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Merger Effective Time, whether asserted or claimed prior to, at or after the Acquisition Merger Effective Time, to the fullest extent that the Company or its Subsidiaries, on the one hand, or SPAC or its Subsidiaries, on the other hand, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation shall, and shall cause the Surviving Subsidiary Corporation and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Acquisition Merger Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement and reimbursement) of officers, directors and managers that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. The Surviving Corporation shall assume, and be liable for, and shall cause the Surviving Subsidiary Corporation and their respective Subsidiaries to honor, each of the covenants in this Section 8.08.

(b) For a period of six years from the Acquisition Merger Effective Time, the Surviving Corporation shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true and correct copies of which have been heretofore made available to SPAC or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Corporation or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Acquisition Merger Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.08 shall be continued in respect of such claim until the final disposition thereof.

(c) Prior to the Acquisition Merger Effective Time, SPAC may purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies. If SPAC elects to purchase such SPAC Tail Policy prior to the Acquisition Merger Effective Time, the Surviving Corporation will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Acquisition Merger Effective Time and continue to honor SPAC’s obligations thereunder.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.08 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on SPAC and the Surviving Subsidiary Corporation and all successors and assigns of SPAC and the Surviving Subsidiary Corporation. In the event that SPAC, the Surviving Subsidiary Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, SPAC and the Surviving Subsidiary Corporation shall ensure that proper provision shall be made so that the successors and assigns of SPAC or the Surviving Subsidiary Corporation, as the case may be, shall succeed to the obligations set forth in this Section 8.08. The obligations of SPAC and the Surviving Subsidiary Corporation under this Section 8.08 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company and each of its Subsidiaries to whom this Section 8.08 applies without the consent of the affected Person.

(e) Prior to the Acquisition Merger Closing, Pubco, in consultation with and subject to the review and approval of SPAC (such approval not to be unreasonably withheld, conditioned or delayed), shall obtain directors’ and officers’ liability insurance that shall be effective as of the Acquisition Merger Closing and will cover those Persons who will be the directors and officers of the Surviving Corporation and its Subsidiaries (including the applicable current directors and officers of the Company and its Subsidiaries) at and after the Acquisition Merger Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE or Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Surviving Corporation and its Subsidiaries (including the Surviving Subsidiary Corporation and its Subsidiaries from and after the Acquisition Merger Effective Time).

8.09 Stock Exchange Listing. Each of SPAC, the Company and Pubco shall use its reasonable best efforts to cause the Pubco Class A Common Stock to be issued in connection with the Transactions, including the shares of Pubco Class A Common Stock to be issued under this Agreement as Per Share Consideration or SPAC Merger Consideration and the Pubco Warrants (and the Pubco Class A Common Stock issuable upon exercise thereof), to be approved for listing on the NYSE or Nasdaq, as applicable, as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Acquisition Merger Closing Date.

8.10 Financing. The Company, SPAC and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing their rights under the Subscription Agreements), on or prior to the Acquisition Merger Closing Date, to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its respective reasonable efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Pubco the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by the Company, SPAC shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements.

8.11 Section 16 Matters. Prior to the SPAC Merger Closing, the parties hereto and their respective boards of directors, or appropriate committees of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, as applicable, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the acquisition of Pubco Common Stock pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Pubco following the Acquisition Merger Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

8.12 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and SPAC prior to the Acquisition Merger Closing, and conditioned upon the occurrence of the Acquisition Merger Closing, subject to any limitation imposed under applicable Laws and NYSE or Nasdaq, as applicable, listing requirements, SPAC and Pubco shall take all actions necessary or appropriate to cause the individuals set forth on Schedule 2.06(b)(ii) and (b)(iii) to be elected as members of the Pubco Board and/or officers of Pubco, as indicated thereon, in each case effective as of the Acquisition Merger Closing. On the Acquisition Merger Closing Date, Pubco shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 2.06(b)(ii) and (b)(iii), which indemnification agreements shall continue to be effective following the Acquisition Merger Closing.

8.13 Employee Matters. Prior to the Acquisition Merger Effective Time, Pubco shall approve and adopt (x) an incentive award plan in the form attached hereto as Exhibit H (with such changes as may be agreed in writing by SPAC and the Company) (the “Pubco Equity Incentive Plan”) and (y) the form of employee stock purchase plan attached hereto as Exhibit I (with such changes that may be agreed in writing by SPAC and the Company) (the “Pubco ESPP”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Pubco shall use its reasonable best efforts to file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Pubco Common Stock issuable under the Pubco Equity Incentive Award Plan and/or the Pubco ESPP, and Pubco shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Pubco Equity Incentive Award Plan or acquired under the Pubco ESPP remain outstanding.

8.14 SPAC Equity Financing. For avoidance of doubt, during the Interim Period, SPAC may execute Acceptable Subscription Agreements with equity investors pursuant to Section 7.02(a)(x). If SPAC desires to seek additional financing from potential equity investors pursuant to Acceptable Subscription Agreements, the Company agrees, and shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of such financing as may be reasonably requested by SPAC. Notwithstanding anything to the contrary herein, the Company shall not be deemed to be in breach of the covenants set forth in this Section 8.14 so long as it has acted in good faith to comply with the cooperation and assistance set forth herein.

Article IX
CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions at or prior to the Acquisition Merger Effective Time, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. No Governmental Authority shall have been enacted, issued, promulgated, enforced or entered any Governmental Order which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Mergers.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Net Tangible Assets. As of immediately prior to the SPAC Merger Effective Time, SPAC shall have at least five million one dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the SPAC Merger Closing (after giving effect to the receipt of the PIPE Investment Amount).

(f)   SPAC Stockholder Approval. The SPAC Stockholder Approval, other than any precatory approvals, shall have been obtained.

(g) Company Stockholder Approval. The Company Requisite Approval shall have been obtained.

(h) Exchange. The Pubco Class A Common Stock to be issued in connection with the transactions contemplated by the Subscription Agreements and this Agreement shall have been approved for listing on NYSE or Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(i) FCC Approval. The FCC shall have approved the transfer of control of all material Company Licenses, to the extent required by the Communications Laws.

9.02 Additional Conditions to Obligations of SPAC and Merger Sub. The obligations of SPAC and Merger Sub to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions at or prior to the Acquisition Merger Effective Time, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company and Pubco contained in Section 4.01(a) (Corporate Organization of the Company and Pubco), Section 4.03(a) (Due Authorization), Section 4.18 (Brokers’ Fees) and Section 4.23(a) (Absence of Changes) in each case shall be true and correct in all respects as of the date hereof and as of the Acquisition Merger Closing Date, as if made anew at and as of that time (except to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii) The representations and warranties of the Company and Pubco contained in Section 4.02(a) (Subsidiaries), Section 4.06(a) (Capitalization) and Section 4.06(c) (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies, as of the date hereof and as of the Acquisition Merger Closing Date, as if made anew at and as of that time (except to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(iii) Each of the representations and warranties of the Company and Pubco contained in this Agreement (other than the representations and warranties of the Company and Pubco described in Sections 9.02(a)(i) and (ii)), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Acquisition Merger Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants of the Company and Pubco to be performed or complied with as of or prior to the Acquisition Merger Closing shall have been performed or complied with in all material respects; provided that for purposes of this Section 9.02(b), a covenant of the Company or Pubco shall only be deemed to have not been performed if the Company or Pubco has breached such covenant in any material respect and failed to cure such breach within twenty (20) days after written notice of such breach has been delivered to the Company by SPAC (or if earlier, the Termination Date).

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated the Acquisition Merger Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(e) Ancillary Agreements. The Company shall have delivered to SPAC executed counterparts of each Ancillary Agreement to which the Company, Pubco or any Company Stockholders is a party.

9.03 Additional Conditions to the Obligations of the Company and Pubco. The obligation of the Company and Pubco to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions at or prior to the Acquisition Merger Effective Time, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of SPAC and Merger Sub contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), and Section 5.11 (Brokers’ Fees), in each case shall be true and correct in all respects as of the date hereof and as of the Acquisition Merger Closing Date, as if made anew at and as of that time (except to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii) The representations and warranties of SPAC and Merger Sub contained in Section 5.15 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies, as of the date hereof and as of the Acquisition Merger Closing Date, as if made anew at and as of that time (except to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(iii) Each of the representations and warranties of SPAC and Merger Sub contained in this Agreement (other than the representations and warranties of SPAC described in Sections 9.03(a)(i) and 9.03(a)(ii)), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Acquisition Merger Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on SPAC or Merger Sub or their ability to consummate the Transactions.

(b) Agreements and Covenants. The covenants of SPAC and Merger Sub to be performed or complied with as of or prior to the Acquisition Merger Closing shall have been performed or complied with in all material respects; provided that for purposes of this Section 9.03(b), a covenant of SPAC or Merger Sub shall only be deemed to have not been performed if SPAC or Merger Sub has breached such covenant in any material respect and failed to cure such breach within twenty (20) days after written notice of such breach has been delivered to SPAC by the Company (or if earlier, the Termination Date).

(c) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated the Acquisition Merger Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Ancillary Agreements. SPAC shall have delivered to the Company executed counterparts of each Ancillary Agreement to which SPAC, Merger Sub or the Sponsor is a party.

(e) Required Funds. The sum of the Closing Surviving Corporation Cash shall equal or exceed three hundred million dollars ($300,000,000).

Article X

TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and SPAC;

(b) prior to the SPAC Merger Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the SPAC Merger Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the SPAC Merger Closing has not occurred on or before July 6, 2022, (as such date as it may be extended pursuant to this Section 10.01(b)(ii) or Section 10.01(c)(ii) (the “Termination Date”)); provided that, if as of the Termination Date (x) the Special Meeting has been scheduled and subsequently postponed or adjourned as permitted by Section 8.02(d), then the Termination Date shall be automatically extended to the fourth (4th) Business Day after the earlier of (A) the date the Special Meeting is held and concluded or (B) the twentieth (20th) Business Day after the date for which the Special Meeting was originally scheduled or (y) all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the SPAC Merger Closing, each of which is capable of being satisfied at the SPAC Merger Closing) or waived (to the extent permitted by applicable Law), other than the conditions set forth in Section 9.01(a), Section 9.01(b), Section 9.01(d), Section 9.01(f) or Section 9.01(g), the Termination Date shall be automatically extended to October 6, 2022, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if SPAC’s material breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the SPAC Merger Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if SPAC is in material breach of its obligations under this Agreement on such date;

(c) prior to the SPAC Merger Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the SPAC Merger Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise such commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, (ii) the SPAC Merger Closing has not occurred on or before the Termination Date; provided that, if as of the Termination Date all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the SPAC Merger Closing, each of which is capable of being satisfied at the SPAC Merger Closing) or waived (to the extent permitted by applicable Law), other than the conditions set forth in Section 9.01(a), Section 9.01(b), Section 9.01(d), Section 9.01(f) or Section 9.01(g), the Termination Date shall be automatically extended to October 6, 2022, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s material breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the SPAC Merger Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company is in material breach of its obligations under this Agreement on such date;

(d) by written notice from either the Company or SPAC to the other if the SPAC Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e) by written notice from the Company to SPAC prior to SPAC obtaining the SPAC Stockholder Approval if the SPAC Board shall have failed to include the SPAC Board Recommendation in the Proxy Statement distributed to its stockholders;

(f) by written notice from SPAC to the Company prior to obtaining the Company Requisite Approval if the Company Board shall have failed to include the Company Board Recommendation in the Consent Solicitation Statement distributed to its stockholders;

(g) by written notice from SPAC to the Company if the Company Requisite Approval has not been obtained within five (5) Business Days following the date that the Consent Solicitation Statement is disseminated by the Company to the Company Stockholders pursuant to Section 8.03(a); or

(h) by written notice from SPAC to the Company if the Company and each of the Company Requisite Stockholders have not executed and delivered to SPAC the Support Agreement within twenty-four (24) hours after the execution and delivery of this Agreement.

10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of the Company for any Willful Breach of this Agreement occurring prior to such termination, subject to Section 6.06. The provisions of Section 4.30 (No Additional Representations and Warranties; No Outside Reliance), Section 5.23 (No Additional Representations and Warranties; No Outside Reliance), Section 6.06 (No Claim Against the Trust Account), Section 8.04(c) (Confidentiality; Publicity), Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

11.01 Waiver. Any party to this Agreement may, at any time prior to the SPAC Merger Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02   Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to SPAC or Merger Sub, to:

FirstMark Horizon Acquisition Corp.
100 5th Ave, 3rd Floor
New York, NY 10011
Attn: Eric Cheung
E-mail: eric@firstmarkcap.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attn: Michael Mies
E-mail: michael.mies@skadden.com

(b) If to the Company or Pubco to:

Starry, Inc.
38 Chauncey Street, 2nd Floor
Boston, MA 02111
Attn: Bill Lundregan, Chief Legal Officer
E-mail: wlundregan@starry.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020
Attn: Justin Hamill
E-mail: Justin.Hamill@lw.com

Attn: Chad Rolston

E-mail: Chad.Rolston@lw.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Acquisition Merger Closing occurs, (i) the Sponsor is an intended third-party beneficiary of, and may enforce, Section 3.08(b) and (ii) the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.08 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 (Non-Recourse) and Section 11.16 (Acknowledgements).

11.05 Expenses. Except as otherwise provided herein (including Section 3.08 (Payment of Expenses), Section 6.03 (HSR Act and Antitrust Approvals), Section 7.01(e) (HSR Act and Antitrust Approvals), Section 8.01 (Support of Transaction), Section 8.02(a) (Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval) or Section 8.04(a) (Tax Matters)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08 Schedules, SPAC Schedules and Exhibits. Any disclosure made by a party in the Schedules or the SPAC Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules (in each case, of the Schedules or the SPAC Schedules, as applicable) to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule or SPAC Schedule, as applicable. Certain information set forth in the Schedules and SPAC Schedules is included solely for informational purposes.

11.09 Entire Agreement. This Agreement, the Schedules, the SPAC Schedules, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, Affiliate, affiliated (or commonly advised) fund, agent, attorney, advisor or representative, or any of their respective assignees or successors, of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, Affiliate, affiliated (or commonly advised) fund, agent, attorney, advisor or representative, or any of their respective assignees or successors, of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, Pubco or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary contained herein, nothing in this Section 11.14 shall limit any Person’s right to enforce, or to bring any claim or cause of action based upon, arising out of or related to, any Ancillary Agreement against the Sponsor to the extent the Sponsor is a party to such Ancillary Agreement.

11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Acquisition Merger Closing and shall terminate and expire upon the occurrence of the Acquisition Merger Effective Time (and there shall be no liability after the Acquisition Merger Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Acquisition Merger Closing and then only with respect to any breaches occurring after the Acquisition Merger Closing and (b) this Article XI.

11.16 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company and Pubco Representations constitute the sole and exclusive representations and warranties of the Company and Pubco in connection with the transactions contemplated hereby; (iii) the SPAC and Merger Sub Representations constitute the sole and exclusive representations and warranties of SPAC and Merger Sub; (iv) except for the Company and Pubco Representations by the Company and Pubco, and the SPAC and Merger Sub Representations by SPAC and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company and Pubco Representations by the Company and Pubco, the SPAC and Merger Sub Representations by SPAC and Merger Sub and the other representations expressly made by a Person in any Ancillary Agreement.

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IN WITNESS WHEREOF, SPAC, Merger Sub, Pubco and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

FIRSTMARK HORIZON ACQUISITION CORP.

By:	/s/ Amish Jani
	Name:	Amish Jani
	Title:	President

SIRIUS MERGER SUB, INC.

By:	/s/ Amish Jani
	Name:	Amish Jani
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, SPAC, Merger Sub, Pubco and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

STARRY, INC.

By:	/s/ Chaitanya Kanojia
	Name:	Chaitanya Kanojia
	Title:	President

STARRY HOLDINGS, INC.

By:	/s/ William J. Lundregan
	Name:	William J. Lundregan
	Title:	President

[Signature Page to Agreement and Plan of Merger]